                                                                    EXHIBIT 10.2

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                    TERM LOAN AND REVOLVING CREDIT AGREEMENT

                                     between

                              VIKO TECHNOLOGY, INC.

                                       and

                     THE DEVELOPMENT BANK OF SINGAPORE LTD.,

                               LOS ANGELES AGENCY

                               September 24, 2002

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

                                TABLE OF CONTENTS

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                                                                                             Page
TERM LOAN AND REVOLVING CREDIT AGREEMENT...............................................        1

ARTICLE 1 INTERPRETATION...............................................................        1

      Section 1.1             Definitions..............................................        1

      Section 1.2             Accounting Terms.........................................        6

      Section 1.3             Interpretation...........................................        6

ARTICLE 2 AMOUNTS AND TERMS OF LOANS...................................................        7

      Section 2.1             Commitments..............................................        7

      Section 2.2             Making Loans.............................................        7

      Section 2.3             Repayment................................................        8

      Section 2.4             Interest.................................................        8

      Section 2.5             Prepayment...............................................        9

      Section 2.6             Fees.....................................................        9

      Section 2.7             Payments and Computations................................        9

      Section 2.8             Payment on Non-Business Days.............................       10

      Section 2.9             Increased Costs, Etc.....................................       10

      Section 2.10            Taxes....................................................       11

      Section 2.11            Voluntary Conversion of LIBOR Loan into Fixed Rate Loan..       11

      Section 2.12            Indemnity................................................       11

ARTICLE 3 CONDITIONS OF LENDING........................................................       12

      Section 3.1             Conditions Precedent to Initial Loan.....................       12

      Section 3.2             Conditions Precedent to Each Loan........................       13

ARTICLE 4 REPRESENTATIONS AND WARRANTIES...............................................       14

      Section 4.1             Organization and Good Standing...........................       14

      Section 4.2             No Conflict..............................................       14

      Section 4.3             Governmental Action......................................       14

      Section 4.4             Enforceability...........................................       14

      Section 4.5             Financial Statements.....................................       15

      Section 4.6             Legal Proceedings........................................       15

      Section 4.7             Payment of Taxes.........................................       15

      Section 4.8             Employee Benefit Plans...................................       15

                                       -i-
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
ARTICLE 5 COVENANTS OF BORROWER........................................................       15

      Section 5.1             Compliance with Governmental Rules, Etc..................       15

      Section 5.2             Financial and Other Information..........................       16

      Section 5.3             Insurance................................................       16

      Section 5.4             Preservation of Corporate Existence, Etc.................       16

      Section 5.5             Visitation Rights........................................       17

      Section 5.6             Maintenance of Properties................................       17

      Section 5.7             Liens, Etc...............................................       17

      Section 5.8             Mergers, Etc.............................................       17

      Section 5.9             Use of Proceeds..........................................       17

      Section 5.10            Maintenance of Net Worth.................................       17

      Section 5.11            Maintenance of Gearing Ratio.............................       17

      Section 5.12            Maintenance of Ratio of Debt to EBITDA...................       18

      Section 5.13            Maintenance of Interest Service Coverage Ratio...........       18

      Section 5.14            Sales, Etc. of Assets....................................       18

      Section 5.15            Other Secured Indebtedness...............................       18

      Section 5.16            Guaranteed Obligations...................................       19

ARTICLE 6 EVENTS OF DEFAULT............................................................       19

      Section 6.1             Events of Default........................................       19

ARTICLE 7 MISCELLANEOUS................................................................       20

      Section 7.1             Amendments, Etc..........................................       20

      Section 7.2             Notices, Etc.............................................       20

      Section 7.3             No Waiver; Remedies......................................       21

      Section 7.4             Costs and Expenses.......................................       21

      Section 7.5             Right of Setoff..........................................       21

      Section 7.6             Binding Effect...........................................       22

      Section 7.7             Governing Law............................................       22

      Section 7.8             Execution in Counterparts................................       22

      Section 7.9             Waiver of Jury Trial.....................................       23

Exhibit A      Term Note
Exhibit B      Borrowing Notice
Exhibit C      Conversion/Continuation Notice

                    TERM LOAN AND REVOLVING CREDIT AGREEMENT

      This Agreement, dated as of September 24, 2002, is entered into by VIKO TECHNOLOGY, INC., a California corporation (the "Borrower"), and THE DEVELOPMENT BANK OF SINGAPORE LTD., LOS ANGELES AGENCY, a foreign banking corporation incorporated in Singapore (the "Bank").

                                    ARTICLE 1
                                 INTERPRETATION

      Section 1.1 Definitions. The following terms, as used herein, shall have the respective meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

      "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      "Borrowing Notice" means a notice from the Borrower to the Bank substantially in the form of Exhibit B.

      "Business Day" means a day of the year on which banks are not authorized or required by law to close in Los Angeles and, if the applicable day relates to a LIBOR Loan, on which dealings are carried on in the London interbank market.

      "Closing Date" means the date on which the conditions precedent set forth in Section 3.1 have been satisfied and the initial Loan has been funded.

      "Code" means the Internal Revenue Code of 1986.

      "Control Agreement" means a control agreement, restricted account agreement or similar agreement or document, in each case in form and substance reasonably satisfactory to the Bank and entered into for the purpose of perfecting a security interest in one or more deposit accounts or securities accounts of the Borrower.

      "Conversion," "Convert" and "Converted" each refer to a conversion of a LIBOR Loan into a Fixed Rate Loan.

      "Conversion/Continuation Notice" means a notice from the Borrower to the Bank substantially in the form of Exhibit C.

      "Credit Documents" means this Agreement, the Term Note, the Security Agreement, the Guaranty, the Subordination Agreement, the Control Agreements and any Interest Rate Agreements.

      "Debt" of any Person means (a) all obligations of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than normal trade accounts payable arising in the ordinary course of business that are not overdue); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;
(d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under any such agreement in the event of a default are limited to repossession or sale of such property); (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; (f) all obligations, contingent or otherwise, of such Person under any acceptance, letter-of-credit or similar facilities; (g) all obligations of such Person under any interest-rate swap, "cap," "collar" or other hedging agreement; (h) all Guaranteed Indebtedness of such Person; (i) all Debt, of another person or entity, of a type referred to in any of clauses (a) through (g) above that is secured by (or for which the holder of such Debt has the right, contingent or otherwise, to be secured by) a Lien on property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; (j) all liabilities of such Person in respect of unfunded vested benefits under employee-benefit plans subject to ERISA; and (k) all Withdrawal Liability of such Person incurred under employee-benefit plans subject to ERISA.

      "Default" means any Event of Default and any event that, with the giving of notice or the passage of time or both, would become an Event of Default.

      "EBITDA" of any Person means operating earnings of such Person before interest expense (net of capitalized interest expense), taxes, depreciation expense, amortization expense, noncash nonrecurring charges, and gains or losses on sales of assets.

      "ERISA" means the Employee Retirement Income Security Act of 1974.

      "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.

      "ERISA Event" means (a) a reportable event, within the meaning of Section 4043 of ERISA, unless the 30 day notice requirement with respect thereto has been waived by the PBGC; (b) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA; (d) the withdrawal by the Borrower or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by the Borrower or any ERISA Affiliate to make a payment to a plan required under Section 302(f)(1) of ERISA; (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition that would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

      "Event of Default" has the meaning set forth in Section 6.1.

      "Fixed Rate" means the fixed rate of interest per annum established by the Bank, taking into account such factors as the Bank may deem appropriate.

      "Fixed Rate Loan" means a Loan that bears interest by reference to the Fixed Rate.

      "Governmental Action" means any authorization, approval, consent, waiver, exception, license, filing, registration, permit, notarization or other requirement of any Governmental Person.

      "Governmental Person" means, whether domestic or foreign, any national, federal, state or local government, any political subdivision thereof, any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity, including the Federal Deposit Insurance Corporation, the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, any central bank and any comparable authority.

      "Governmental Rule" means any treaty, law, rule, regulation, ordinance, order, code, interpretation, judgment, writ, injunction, decree, determination, directive, guideline, request, policy or similar form of decision of any Governmental Person, arbitrator or referee.

      "Guaranteed Indebtedness" of any Person means all Debt, of another person or entity, of a type referred to in any of clauses (a) through (g) of the definition of "Debt" in this Section 1.1 that is guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (a) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (c) to advance or supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether or not such property is received or such services are rendered) or (d) otherwise to assure a creditor against loss.

      "Guarantor" means Infiniti Solutions Pte Ltd, a company incorporated in Singapore by which the Borrower is wholly owned.

      "Guaranty" means the guaranty executed by the Guarantor in favor of the Bank with respect to this Agreement.

      "Interest Period" means, with respect to a LIBOR Loan, initially, the period commencing on the date of such Loan or the date of Conversion of another Loan into such a Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each Interest Period shall be any number of days or months up to and including 3 months (provided that such number of days or months is then available to the Bank for funding in the relevant interbank market), in each case as the Borrower may select upon telephonic notice received by the Bank not later than 11:00 a.m., Los Angeles time, on the third Business Day before the first day of such Interest Period (such notice to be confirmed by the Borrower's delivery of a Borrowing Notice or a Conversion/Continuation Notice, as applicable, to the Bank by telecopier by the end of the same Business Day); provided, however, that:

      (a) only one Interest Period may be in effect for a Term Loan at any time;

      (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next succeeding calendar month, then the last day of such Interest Period shall occur on the next preceding Business Day; and

      (c) if the Bank fails to receive notice of the Borrower's selection of the duration of any Interest Period for any LIBOR Loan, then the duration of such Interest Period shall be 3 months.

      "Interest Rate Agreement" means any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement entered into pursuant to Section 2.2(c) with the Bank or any Affiliate of the Bank (or any other institution reasonably acceptable to the Bank).

      "LIBOR" means, for any Interest Period for any LIBOR Loan, the rate appearing on page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits in an amount substantially equal to the amount of such Loan and for a period coinciding with such Interest Period.

      "LIBOR Loan" means a Loan that bears interest by reference to LIBOR.

      "Lien" means, with respect to any asset, (a) any lien, security interest, charge, claim, mortgage, pledge or other encumbrance of any kind in respect of such asset or (b) the interest of a vendor or lessor under any conditional-sale agreement, capital lease or other title-retention agreement relating to such asset.

      "Loan" means a Term Loan or a Revolving Loan.

      "Loan Parties" means the Borrower and the Guarantor.

      "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA and subject to Title IV thereof, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding 5 plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective-bargaining agreements.

      "Multiple Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA and subject to Title IV thereof, that (a) is maintained by the Borrower or an ERISA Affiliate and at least one Person other than the Borrower and its ERISA Affiliates or (b) was so maintained previously, but is not currently maintained by the Borrower or its ERISA Affiliates, and in respect of which the Borrower or an ERISA Affiliate would still have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

      "Organic Documents" means, with respect to any entity, in each case to the extent applicable thereto, its certificate and articles of incorporation or organization, its by-laws or operating agreement, its partnership agreement, all other formation and/or governing documents, and all voting agreements and similar arrangements applicable to any of its authorized shares of capital stock, its partnership interests or its member interests, and any other arrangements relating to the control or management of any such entity (whether existing as corporation, a partnership, a limited liability company or otherwise).

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Person" means an individual, a partnership, a limited-liability company, a corporation (including a business trust), a joint stock company, a trust, an incorporated association, a joint venture or any other entity, including any Governmental Person.

      "Plan" means a Single Employer Plan or a Multiple Employer Plan.

      "Prime Rate" means the variable rate of interest per annum established by the Bank from time to time as its United States "prime rate." Such "prime rate" is set by the Bank as a general reference rate of interest, taking into account such factors as the Bank may deem appropriate, it being understood that many of the Bank's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Bank may make various commercial or other loans at rates of interest having no relationship to such rate. For purposes of this Agreement, the Prime Rate shall change whenever the Bank's "prime rate" referred to above changes, and each change in the Prime Rate shall be effective as of the opening of business on the date established as the effective date of any change in such "prime rate."

      "Revolving Loan" has the meaning set forth in Section 2.1(b).

      "Security Agreement" means the Security Agreement executed by the Borrower in favor of the Bank, in form and substance satisfactory to the Bank.

      "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA and subject to Title IV thereof, that (a) is maintained by the Borrower or an ERISA Affiliate and no Person other than the Borrower and its ERISA Affiliates or (b) was so maintained previously, but is not currently maintained by the Borrower or its ERISA Affiliates, and in respect of which the Borrower or an ERISA Affiliate would still have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

      "Subordination Agreement" means that certain Subordination Agreement, in form and substance satisfactory to the Bank in its sole discretion, executed by Kumar Patel in his capacity as Sellers' Representative (as such term is defined in the Share Purchase Agreement dated December 18, 2001 between the Guarantor and the former shareholders of the Borrower) in favor of the Bank.

      "Subsidiary" means, as to any Person, any corporation, limited-liability company, partnership, joint venture or other entity of which (a) a majority of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or Persons performing similar functions (irrespective of whether at the time other such capital stock or interests have or might have voting power upon the occurrence of a contingency) or (b) a majority of the interests in the capital or profits of which is at the time directly or indirectly owned by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries. Unless otherwise specified herein, "Subsidiary" means a Subsidiary of the Borrower.

      "Taxes" has the meaning set forth in Section 2.10.

      "Term Commitment" has the meaning set forth in Section 2.1(a).

      "Term Loan" has the meaning set forth in Section 2.1(a).

      "Term Loan Commitment Expiration Date" means March 31, 2003.

      "Term Note" means the Term Note of the Borrower payable to the order of the Bank, substantially in the form of Exhibit A, evidencing the indebtedness of the Borrower to the Bank resulting from a Term Loan.

      "Type" refers to the distinction between LIBOR Loans and Fixed Rate Loans.

      "Withdrawal Liability" has the meaning given such term under Part 1 of Subtitle E of Part IV of ERISA.

      Section 1.2 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder with respect to the Borrower shall be prepared, in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.5.

      Section 1.3 Interpretation. In this Agreement the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to any statute are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible, visible form; references to sections (or any subdivisions of a section), articles, schedules, annexes and exhibits are to those of this

Agreement unless otherwise indicated; the words "including," "includes" and "include" are deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments are deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement; and references to any Persons include their respective permitted successors and assigns.

                                    ARTICLE 2
                           AMOUNTS AND TERMS OF LOANS

      Section 2.1 Commitments.

      (a) The Bank agrees, on the terms and conditions hereinafter set forth, to make one or more term loans (each a "Term Loan") to the Borrower from and including the Closing Date to but excluding the Term Loan Commitment Expiration Date in an aggregate amount not to exceed $14,000,000 in principal amount at any time outstanding (the "Term Commitment").

      (b) The Bank hereby establishes an uncommitted revolving credit facility, pursuant to which the Bank, acting in its sole and absolute discretion, may agree from time to time, but shall have no obligation to agree, on the terms and conditions hereinafter set forth, to make loans (each a "Revolving Loan") to the Borrower on any Business Day, in an aggregate amount not to exceed $2,000,000 in principal amount at any time outstanding. Each Revolving Loan shall be in the amount of $100,000 or an integral multiple of $100,000 in excess thereof.

      (c) NOTWITHSTANDING (i) THAT THIS AGREEMENT SETS FORTH CERTAIN PROCEDURES FOR THE POSSIBLE EXTENSION OF REVOLVING LOANS BY THE BANK TO THE BORROWER AND
(ii) THAT THIS AGREEMENT CONTAINS CERTAIN AGREEMENTS OF THE BORROWER TO PROVIDE INFORMATION TO THE BANK ON A REGULAR BASIS, TO MAKE CERTAIN PAYMENTS TO THE BANK AND TO TAKE OTHER ACTIONS THAT MAY BENEFIT THE BANK OR CONSTRAIN THE BORROWER, THE BORROWER ACKNOWLEDGES AND AGREES THAT (A) THE BANK HAS NO OBLIGATION WHATSOEVER TO AGREE TO MAKE REVOLVING LOANS AS DESCRIBED HEREIN OR OTHERWISE AND
(B) THE BANK HAS THE RIGHT, SHOULD IT EXTEND CREDIT TO THE BORROWER AT ANY TIME AS DESCRIBED HEREIN OR OTHERWISE, TO DISCONTINUE THE MAKING OF REVOLVING LOANS TO THE BORROWER AT ANY TIME IN THE SOLE AND ABSOLUTE DISCRETION OF THE BANK.

      Section 2.2 Making Loans.

      (a) Each Loan shall be made on notice from the Borrower to the Bank, given not later than 11:00 a.m., Los Angeles time, (i) in the case of a LIBOR Loan, on the third Business Day before the date of the proposed Loan and (ii) in the case of a Fixed Rate Loan, on the seventh Business Day before the date of the proposed Loan. Each such notice of a Loan shall be by telephone confirmed, by the end of the same Business Day, by the Borrower's delivery of a Borrowing Notice to the Bank by telecopier and shall specify therein (i) the requested date of such Loan (which shall be a Business Day), (ii) whether such Loan is to be a Term Loan or a

Revolving Loan, (iii) in the case of a Term Loan, whether such Loan is to be a LIBOR Loan or a Fixed Rate Loan, (iv) the amount of such Loan and (v) in the case of a LIBOR Loan, the initial Interest Period for such Loan. Not later than 11:00 a.m., Los Angeles time, on the date of such Loan and upon fulfillment of the applicable conditions set forth in Article 3, the Bank will make the proceeds of the requested Loan available to the Borrower by crediting the account designated by the Borrower for such purpose.

      (b) Notwithstanding anything in Section 2.2(a) to the contrary, the Borrower may not request or continue any LIBOR Loan if the obligation of the Bank to make or maintain LIBOR Loans is then suspended pursuant to Section 2.9.

      (c) Notwithstanding anything in Section 2.2(a) to the contrary, the Borrower may not request a Fixed Rate Loan unless (i) the Bank enters into and maintains, for the duration of such Fixed Rate Loan, Interest Rate Agreements, each in form and substance reasonably satisfactory to the Bank, covering an amount equal to or greater than the amount of the Fixed Rate Loan being requested by the Borrower and (ii) the amount of the Fixed Rate Loan being requested by the Borrower is more than or equal to $5,000,000 or such lesser amount as is operationally feasible by the Bank.

      (d) Each Borrowing Notice shall be irrevocable and binding on the Borrower. The Borrower will indemnify the Bank against any loss, cost or expense incurred by the Bank as a result of any failure to fulfill, on or before the date specified in any Borrowing Notice, the applicable conditions set forth in
Article 3, including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund any Loan requested pursuant to such Borrowing Notice when such Loan, as a result of such failure, is not made on such date.

      Section 2.3 Repayment.

      (a) The Borrower will repay the Term Loans in twelve equal quarterly installments on the 1st day of each January, April, July and October, commencing on April 1, 2004. Any amount repaid under the Term Loan may not be reborrowed by the Borrower.

      (b) Within thirty days of receipt by the Borrower of a notice from the Bank requesting repayment of the Revolving Loans or such other time period as may be agreed to in writing by the Bank, the Borrower will repay all Revolving Loans then outstanding.

      Section 2.4 Interest.

      (a) The Borrower will pay interest on the unpaid principal amount of each Term Loan, from the date of such Loan until such principal amount is paid in full, (i) during such periods as such Loan is a LIBOR Loan, at a rate per annum equal at all times during each Interest Period for such LIBOR Loan to the sum of LIBOR for such Interest Period for such LIBOR Loan plus 2.5% per annum and (ii) during such periods as such Loan is a Fixed Rate Loan, at a rate per annum equal at all times to the Fixed Rate.

      (b) The Borrower will pay interest on the unpaid principal amount of each Revolving Loan, from the date of such Loan until such principal amount is paid in full, at a rate per annum equal at all times during each Interest Period for such LIBOR Loan to the sum of LIBOR for such Interest Period for such LIBOR Loan plus 2.0% per annum.

      (c) In the event that any principal amount of any Loan or any other amount payable hereunder is not paid to the Bank when due, the Borrower will pay interest to the Bank on such amount from the date on which such amount is due until the date on which such amount is paid in full, payable on demand, at an interest rate per annum equal to (i) for Loans, the applicable interest rate for such Loan plus 5% per annum or (ii) for any other amount, the Prime Rate plus 5% per annum. In the event that the amount of such interest is less than $250, the Borrower will pay an administrative charge of $250 rather than the amount of such interest.

      Section 2.5 Prepayment. The Borrower may, upon at least 5 Business Days' notice to the Bank stating the proposed date and principal amount of the prepayment, and if such notice is given the Borrower will, prepay the outstanding principal amount of the Term Loans and/or the Revolving Loans in whole or in part, together with (a) accrued and unpaid interest to the date of such prepayment on the principal amount prepaid and (b)(i) in the event that a prepayment is made for a Term Loan on or before the first anniversary of the Closing Date, a prepayment penalty equal to 0.50% on the outstanding principal amount of such Loan and (ii) in the event that a prepayment is made for a Term Loan after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, a prepayment penalty equal to 0.375% on the outstanding principal amount of such Loan. Any amount prepaid under the Term Loan may not be reborrowed by the Borrower. The Borrower agrees to indemnify the Bank and to hold the Bank harmless from and to pay the Bank within 5 Business Days of the Bank's demand the amount of any liability, loss or expense arising from the reemployment of funds obtained by it, from fees payable to terminate any Interest Rate Agreements relating to such funds or from fees payable to terminate the deposits from which such funds were obtained (including reasonable fees and expenses of counsel) which the Bank may sustain or incur as a consequence of the making by the Borrower of a prepayment of any Loan. The only prepayment penalty Borrower will incur for prepaying the Revolving Loans will be for any funding loss incurred by the Bank resulting from Borrower's voluntary election to prepay the Revolving Loans on a day which is not the last day of an Interest Period with respect thereto. The Bank's certificate as to such liability, loss or expense shall be deemed conclusive, absent manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

      Section 2.6 Fees. The Borrower will pay the Bank a commitment fee on the average daily unused portion of the Term Commitment, from the date hereof until the Term Loan Commitment Expiration Date, at the rate of 0.5% per annum, payable quarterly in arrears on the 1st day of each January, April, July and October, commencing on January 1, 2003, and on the Term Loan Commitment Expiration Date.

      Section 2.7 Payments and Computations.

      (a) The Borrower will make each payment due to the Bank hereunder and under the Term Note and the Revolving Loans not later than 11:00 a.m., Los Angeles time, on the day when due, in immediately available funds, to the Bank at the account specified thereby for such purpose from time to time.

      (b) All computations of interest and fees payable by the Borrower hereunder shall be calculated on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day of the period in question). Each determination by the Bank of any interest rate or fee hereunder shall be conclusive, except in the case of manifest error.

      Section 2.8 Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Term Note is stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of any Loan to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

      Section 2.9 Increased Costs, Etc.

      (a) If, due to either (i) the introduction of or any change (including any change by way of imposition or increase of reserve requirements) in or in the interpretation of any Governmental Rule or (ii) the compliance with any Governmental Rule (whether or not having the force of law), there is any increase in the cost to the Bank of agreeing to make, making, funding or maintaining any Loan, then the Borrower will from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to compensate the Bank for such increased cost. A certificate as to the amount of such increased cost submitted to the Borrower by the Bank shall be conclusive and binding for all purposes, absent manifest error in the calculations contained therein or in the applicability of such increased cost to any Loan.

      (b) If the Bank determines that compliance with any Governmental Rule or any guideline or request from any Governmental Person (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and that the amount of such capital is increased by or based upon the existence of the Bank's commitment to lend or any Loan hereunder and other commitments or loans of such types (or similar commitments or loans), then, upon demand by the Bank, the Borrower will pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank in the light of such circumstances, to the extent that the Bank reasonably determines such increase in capital to be reasonably allocable to the existence of the Bank's commitment to lend or any Loan hereunder. A certificate as to such amounts submitted to the Borrower by the Bank shall be conclusive and binding for all purposes, absent manifest error in the calculations contained therein or in the applicability of such increase in capital to any Loan.

      (c) Notwithstanding any other provision of this Agreement, if the introduction of, or any change in or in the interpretation of, any Governmental Rule makes it unlawful, or any Governmental Person asserts that it is unlawful, for the Bank to make a LIBOR Loan or to continue to fund or maintain any LIBOR Loan hereunder, then, on notice thereof and demand therefor by the Bank to the Borrower, (i) each affected Loan shall automatically convert into a Loan bearing interest at the Prime Rate, and interest on such Loan shall be payable in arrears on the 1st day of each January, April, July and October during the period of such conversion, and (ii) the obligation of the Bank to make or maintain LIBOR Loans shall be suspended; provided, however, that each affected Loan shall thereafter convert back into a LIBOR Loan if the circumstances causing such suspension no longer exist.

      (d) If the Bank notifies the Borrower that U.S.-dollar deposits are not available to the Bank in the relevant interbank market for a certain Interest Period or Interest Periods, then the obligation of the Bank to make available the affected Interest Period or Interest Periods shall be suspended until the Bank notifies the Borrower that the circumstances causing such suspension no longer exist. If at any time no Interest Periods are available to the Bank in the relevant interbank market in the amount of the relevant Loan or Loans, then, on notice thereof and demand therefor by the Bank to the Borrower, (i) each affected Loan shall automatically convert into a Loan bearing interest at the Prime Rate, and interest on such Loan shall be payable in arrears on the 1st day of each January, April, July and October during the period of such conversion, and (ii) the obligation of the Bank to make or maintain LIBOR Loans shall be suspended; provided, however, that each affected Loan shall thereafter convert back into a LIBOR Loan if the circumstances causing such suspension no longer exist.

      Section 2.10 Taxes. The Borrower and the Bank will use their best efforts to take whatever action may be necessary so that all payments by the Borrower hereunder or under the Term Note shall be made, in accordance with Section 2.7, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities hereinafter referred to as "Taxes"). In the event of any application of or change in any Governmental Rule that has the effect of requiring the Borrower to withhold Taxes from any amount payable to the Bank under this Agreement, the amount so payable shall be increased to the extent necessary to yield to the Bank (after payment of all Taxes) interest or any such other amount payable hereunder at the rate or in the amount specified in this Agreement and the Term Note.

      Section 2.11 Voluntary Conversion of LIBOR Loan into Fixed Rate Loan. The Borrower may on any Business Day, upon prior written notice given to the Bank, not later than 11:00 a.m., Los Angeles time, on the seventh Business Day before the date of the proposed Conversion, subject to the provisions of Section 2.9, Convert a LIBOR Loan into a Fixed Rate Loan; provided, however, that any Conversion of a LIBOR Loan shall be made on, and only on, the last day of the Interest Period for such Loan. Each such notice of a Conversion shall be by telephone confirmed, by the end of the same Business day, by the Borrower's delivery of a Conversion/Continuation Notice to the Bank by telecopier and, within the restrictions specified above, shall specify (i) the date of such Conversion and (ii) the Loan to be Converted. Each such notice of a Conversion shall be irrevocable and binding on the Borrower.

      Section 2.12 Indemnity. The Borrower agrees to indemnify the Bank and to hold the Bank harmless from and to pay the Bank within 5 Business Days of the Bank's demand the amount of any liability, loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained (including reasonable fees and expenses of counsel) which the Bank may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (b) default by the Borrower in making a borrowing of, conversion or continuation of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (d) the making by the Borrower of a prepayment or conversion of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto. The Bank's certificate as to such liability, loss or expense shall be deemed conclusive, absent manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                                    ARTICLE 3
                              CONDITIONS OF LENDING

      Section 3.1 Conditions Precedent to Initial Loan. The obligation of the Bank to make any Loan to be made on the Closing Date is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan, of the following conditions and in the case of documentation, dated the Closing Date (unless otherwise provided below) and in form and substance satisfactory to the Bank; provided, however, the Closing Date shall be no later than 45 days from the date of execution of this Agreement:

      (a) this Agreement, duly executed and delivered by the Borrower and the Bank;

      (b) (i) the Term Note duly executed by the Borrower, (ii) the Security Agreement duly executed by the Borrower, (iii) the Guaranty duly executed by the Guarantor, (iv) the Subordination Agreement, (v) Control Agreements executed by the relevant depositary and the Borrower with respect to the deposit accounts and securities accounts of the Borrower selected by the Bank and (vi) all other agreements or instruments required to create or perfect a security interest in the Borrower's personal property;

      (c) incumbency certificates for each of the Borrower and the Guarantor, in each case dated as of the Closing Date and executed by the Chairman of the Board of the Borrower and the Chief Executive Officer of the Guarantor, as applicable;

      (d) a copy of the resolutions of the Board of Directors of the Borrower and the Guarantor authorizing (i) the execution, delivery and performance of the Credit Documents to which it is or will be a party and (ii) in the case of the Borrower, the borrowings contemplated hereunder, certified by the Secretary of the Borrower and the Chief Executive Officer of the Guarantor, as applicable, as of the Closing Date, which certificate states that such resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect;

      (e) one or more certificates of the appropriate Governmental Persons of the State of California, dated reasonably near the Closing Date, attaching the charter documents of the Borrower and all amendments thereto and certifying that such amendments are the only amendments to the Borrower's charter documents on file;

      (f) certificates, dated a recent date, of the Secretaries of State of California and Texas and each other jurisdiction where the Borrower is required to be qualified to do business under such jurisdiction's law, certifying as to the existence and good standing of, and the payment of taxes by, the Borrower in such state;

      (g) copies of the Organic Documents of each of the Borrower and the Guarantor certified as of the Closing Date as complete and correct copies thereof by the Secretary of the Borrower and Chief Executive Officer of the Guarantor, as applicable;

      (h) payment of a front-end fee in the amount of $80,000 (receipt of which is hereby acknowledged by the Bank);

      (i) payment of all other fees, costs and expenses, accrued and unpaid and otherwise due and payable on or before the Closing Date by the Borrower in connection with this Agreement;

      (j) the executed legal opinion of counsel to the Borrower and the Guarantor, in form and substance satisfactory to the Bank;

      (k) such UCC and other Lien searches as the Bank shall deem necessary;

      (l) evidence satisfactory to the Bank that the credit facility between the Borrower and Comerica Bank-California and all other Debt of the Borrower not permitted by the Credit Documents have been repaid, and all Liens in connection therewith released;

      (m) no Default shall have occurred and be continuing on the Closing Date or would occur after giving effect to the Loans requested to be made on the Closing Date, and the representations and warranties contained in this Agreement and each other Credit Document and certificate or other writing delivered to the Bank in satisfaction of the conditions set forth in this Section 3.1 prior to or on the Closing Date shall be correct in all material respects on and as of the Closing Date, and the Bank shall have received a certificate of the Borrower to such effect, dated as of the Closing Date and executed by an officer of the Borrower;

      (n) evidence that the insurance policies provided for in Section 5.3 and in the other Credit Documents are in full force and effect, certified by the insurance broker therefor, together with appropriate evidence showing the Bank as additional insured or loss payee, as appropriate; and

      (o) such other approvals, opinions and documents as the Bank may reasonably request, and all legal matters incident to the making of such Loans shall be satisfactory to the Bank.

      Section 3.2 Conditions Precedent to Each Loan. The obligation of the Bank to make each Loan (including the initial Loan) shall be subject to the further conditions precedent set forth below.

      (a) The following statements shall be true (and each of the giving of the applicable Borrowing Notice and the acceptance by the Borrower of the proceeds of such Loan shall constitute a representation and warranty by the Borrower that on the date of such Loan such statements are true):

            (i) the representations and warranties contained in each Credit Document are correct in all material respects on and as of the date of such Loan, before and after giving effect to such Loan and to the application of the proceeds thereof, as though made on and as of such date; and

            (ii) no event has occurred and is continuing, or would result from such Loan or the application of the proceeds thereof, that constitutes a Default; and

      (b) The obligation of the Bank to make a Term Loan shall also be subject to (i) confirmation by the Bank in a manner reasonably acceptable to the Bank of the amount owed by the Borrower to Comerica Bank-California or (ii) receipt by the Bank from the Borrower of a purchase order for new equipment, together with a quotation for the price of such equipment from the supplier, all in a manner reasonably acceptable to the Bank.

      (c) The Bank shall have received such other approvals, opinions, evidence and documents as it may reasonably request.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

      The Borrower represents and warrants to the Bank as set forth below.

      Section 4.1 Organization and Good Standing. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Borrower is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which it conducts business (except for jurisdictions in which the failure to so qualify could not reasonably be expected to have a material and adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower).

      Section 4.2 No Conflict. The execution, delivery and performance by the Borrower of each Credit Document to which it is or is to be a party are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action and do not contravene (a) the Borrower's charter documents or bylaws or (b) any applicable Governmental Rule or contractual restriction binding on or affecting the Borrower (other than the credit facility in favor of Comerica Bank-California which will be repaid by the Borrower pursuant to
Section 3.1(l)).

      Section 4.3 Governmental Action. No Governmental Action, and no authorization, approval or other action by, or notice to, any Governmental Person, is required for the due execution, delivery or performance by the Borrower of any Credit Document to which it is or is to be a party.

      Section 4.4 Enforceability. This Agreement has been, and each other Credit Document to which the Borrower is or is to be a party when delivered hereunder will be, duly executed and delivered by the Borrower. This Agreement is, and each other Credit Document to which the Borrower is or is to be a party when delivered hereunder will be, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally or by equitable principles relating to enforceability.

      Section 4.5 Financial Statements. (a) The audited consolidated balance sheet of the Borrower and its Subsidiaries as of April 30, 2001 and the audited consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal period then ended, (b) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2001 and the unaudited consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal period then ended and (c) the interim consolidated financial statements of the Borrower and its Subsidiaries as of June 30, 2002, the copies of all of which have been furnished to the Bank, fairly present the financial condition of the Borrower and its Subsidiaries as of such date and the results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. Since June 30, 2002, there has been no material adverse change in such condition or operations.

      Section 4.6 Legal Proceedings. There is no pending or, to the best knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any Governmental Person, arbitrator or referee that could reasonably be expected to materially and adversely affect the financial condition or operations of the Borrower or any such Subsidiary or that purports to affect the legality, validity or enforceability of any Credit Document.

      Section 4.7 Payment of Taxes. The Borrower has filed all federal, state and local income tax returns required to have been filed thereby and has paid all taxes, assessments, charges and other amounts due thereunder, except to the extent disputed by appropriate proceedings diligently pursued and to the extent that appropriate reserves are being maintained with respect to any amounts so disputed.

      Section 4.8 Employee Benefit Plans. No ERISA Event has occurred and is continuing with respect to any Plan. Neither the Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any unpaid Withdrawal Liability to any Multiemployer Plan. Neither the Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and to the best knowledge of the Borrower, no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

                                    ARTICLE 5
                              COVENANTS OF BORROWER

      So long as any Loan remains unpaid or the Term Commitment remains outstanding, the Borrower will observe the covenants set forth below, unless the Bank otherwise consents in writing.

      Section 5.1 Compliance with Governmental Rules, Etc. The Borrower will comply, and will cause each of its Subsidiaries to comply, in all material respects with all applicable Governmental Rules (including ERISA, the regulations thereunder, and all applicable environmental laws and regulations), such compliance to include paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent that the same is being contested in good faith by proper proceedings and that appropriate reserves are being maintained with respect to the same.

      Section 5.2 Financial and Other Information. The Borrower will furnish the following to the Bank:

      (a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such year and audited consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal year, certified by independent public accountants acceptable to the Bank;

      (b) as soon as available and in any event within 90 days after the end of each fiscal quarter of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and unaudited consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for such quarter;

      (c) as soon as possible and in any event within 5 days after the occurrence of any Default or ERISA Event of which the Borrower knows or should know, a statement of the chief financial officer of the Borrower setting forth details of such Default or ERISA Event and the action that the Borrower has taken and proposes to take with respect thereto;

      (d) promptly after the filing or receipt thereof, copies of all reports and notices that the Borrower or any Subsidiary thereof files under ERISA with the U.S. Internal Revenue Service, the PBGC or the U.S. Department of Labor or that the Borrower or any such Subsidiary receives from the PBGC; and

      (e) promptly upon request by the Bank, such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Bank may from time to time reasonably request.

      Section 5.3 Insurance. The Borrower will maintain, and will cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates (including but not limited to casualty, liability, fire, flood, business interruption, earthquake and workers' compensation). Notwithstanding anything to the contrary set forth herein, the amount of the insurance shall be sufficient to cover 100% of the replacement cost of the insured property. The obligation of the Bank to make any Loan shall be conditioned on all such policies of insurance containing an endorsement, in form and substance reasonably satisfactory to the Bank, showing the Bank as additional insured or loss payee, as appropriate.

      Section 5.4 Preservation of Corporate Existence, Etc. The Borrower will preserve and maintain, and will cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that neither the Borrower nor any such Subsidiary shall be required to preserve any such right or franchise if the Board of Directors of the Borrower or such Subsidiary reasonably determines that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Bank. The Borrower shall not, and shall not permit its Subsidiaries to, amend its articles of incorporation and by-laws or equivalent Organic Documents relating to its borrowing powers and its principal business activities without the prior written consent of the Bank, such consent not to be unreasonably withheld.

      Section 5.5 Visitation Rights. At any reasonable time and from time to time upon receipt of reasonable prior notice, the Borrower will permit the Bank or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, visit the properties of and inspect the personal property of (including but not limited to goods financed with the Loans), the Borrower and any of its Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, all of the foregoing at the Borrower's sole cost and expense.

      Section 5.6 Maintenance of Properties. The Borrower will maintain and preserve, and will cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

      Section 5.7 Liens, Etc. Without the prior written consent of the Bank which shall not be unreasonably withheld, the Borrower will not create or suffer to exist any Lien or other type of preferential arrangement upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than purchase-money Liens upon any property acquired or held by the Borrower in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property.

      Section 5.8 Mergers, Etc. Without the prior written consent of the Bank which shall not be unreasonably withheld, the Borrower will not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person.

      Section 5.9 Use of Proceeds. The Borrower will use the proceeds of the Term Loans only to repay its outstanding loans to Comerica Bank-California and to finance future capital expenditures. The Borrower will use the proceeds of the Revolving Loans only for its working capital purposes.

      Section 5.10 Maintenance of Net Worth. The Borrower will not permit the consolidated net worth of it and its Subsidiaries to be equal to or less than $0 at any time.

      Section 5.11 Maintenance of Gearing Ratio. The Borrower will not permit the ratio of (a) the consolidated total liabilities of the Borrower and its Subsidiaries to (b) the consolidated net worth of the Borrower and its Subsidiaries to exceed (i) 1.75 to 1.0 as of December 31, 2002 and June 30, 2003, (ii) 1.50 to 1.0 as of December 31, 2003 and June 30, 2004
and (iii) 1.0 to 1.0 as of December 31, 2004 and as of the end of each June and December thereafter.

      Section 5.12 Maintenance of Ratio of Debt to EBITDA. The Borrower will not permit the ratio of (a) the consolidated Debt of the Borrower and its Subsidiaries to (b) the consolidated EBITDA of the Borrower and its Subsidiaries to exceed (i) 2.75 to 1.0 as of December 31, 2002 and June 30, 2003, (ii) 2.25 to 1.0 as of December 31, 2003 and June 30, 2004 and (iii) 2.0 to 1.0 as of December 31, 2004 and as of the end of each June and December thereafter; provided, however, that, if the Borrower fails to comply with the foregoing covenant or the covenant set forth in Section 5.13 as of December 31, 2002, then such failure shall not constitute a default of such covenant if the Borrower does not permit the ratio of (x) the consolidated EBITDA of the Borrower and its Subsidiaries less taxes paid, payable and/or accrued by the Borrower and its Subsidiaries for such fiscal year to (y) the consolidated amount of all interest on Debt which was paid, payable and/or accrued for such fiscal year (without duplication of previous amounts) and the consolidated amount of the current portion of long term Debt of the Borrower and its Subsidiaries to be less than
1.25 to 1.0 as of December 31, 2002. The Borrower shall be permitted to use either a rolling twelve month basis figure or an annualized six months basis figure in determining compliance with this covenant as of the end of June of any fiscal year.

      Section 5.13 Maintenance of Interest Service Coverage Ratio. The Borrower will not permit the ratio of (a) the consolidated EBITDA of the Borrower and its Subsidiaries less taxes paid, payable and/or accrued by the Borrower and its Subsidiaries to (b) the consolidated amount of all interest on Debt which was paid, payable and/or accrued to be less than 6.0 to 1.0 as of the end of June and December of any fiscal year. The Borrower shall be permitted to use either a rolling twelve month basis figure or an annualized six months basis figure in determining compliance with this covenant as of the end of June of any fiscal year.

      Section 5.14 Sales, Etc. of Assets...Without the prior written consent of the Bank which shall not be unreasonably withheld, the Borrower will not, without the prior written consent of the Bank which shall not be unreasonably withheld, sell, lease, transfer or otherwise dispose of, or permit any Subsidiary to sell, lease, transfer or otherwise dispose of, any of its assets, except in the ordinary course of the Borrower's or such Subsidiary's business.

      Section 5.15 Other Secured Indebtedness. Without the prior written consent of the Bank which shall not be unreasonably withheld, the Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans, advances, capitalized leases or purchase-money indebtedness secured by the Borrower's or such Subsidiary's assets, whether matured or unmatured, liquidated or unliquidated, joint or several, except for (a) liabilities of the Borrower to the Bank, (b) liabilities of the Borrower to the Junior Creditor (as defined in the Subordination Agreement) not exceeding $15,000,000 and (c) purchase-money indebtedness and capitalized leases of the Borrower or any Subsidiary incurred in connection with the purchase or lease of equipment, so long as the outstanding principal amount of indebtedness incurred in connection with such purchase or lease of equipment, whether before or after the date hereof, at no time exceeds $5,000,000 in the aggregate.

      Section 5.16 Guaranteed Obligations. Other than the guarantee by the Borrower guaranteeing the Guarantor's obligations to the Junior Creditor (as defined in the Subordination Agreement), the Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or permit to exist any Guaranteed Indebtedness without the prior written consent of the Bank which shall not be unreasonably withheld. The Borrower shall not make any payment or distribute any assets of any kind or character, whether in cash or property, to Junior Creditor on account of the Borrower's obligations to guarantee the Guarantor's obligations to the Junior Creditor.

                                    ARTICLE 6
                                EVENTS OF DEFAULT

      Section 6.1 Events of Default. If any of the following events (each an "Event of Default") occurs and is continuing:

      (a) the Borrower fails to make any payment of principal of, or interest on, any Loan when due;

      (b) any representation or warranty made by any Loan Party (or any of its officers) in or in connection with any Credit Document proves to have been incorrect in any material respect when made;

      (c) any Loan Party fails to perform or observe any term, covenant or agreement contained in any Credit Document on its part to be performed or observed (other than any referred to in Section 6.1(a)), and any such failure remains unremedied for 10 days after written notice thereof has been given to such Loan Party by the Bank;

      (d) any Loan Party or any of its Subsidiaries fails to pay any principal of, or premium or interest on, any Debt (other than the Loans) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; any other event occurs or condition exists under any agreement or instrument relating to any such Debt and continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such condition or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt is declared to be due and payable, or is required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

      (e) any Loan Party or any of its Subsidiaries generally does not pay its debts as such debts become due, admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; any proceeding is instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it as bankrupt or insolvent, seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property; or any Loan Party or any of its

Subsidiaries takes any corporate or other legal action to authorize any of the actions set forth above in this Section 6.1(e);

      (f) any judgment or order for the payment of money in excess of $750,000 is rendered against any Loan Party or any of its Subsidiaries, and either (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect;

      (g) any material provision of the Guaranty for any reason ceases to be valid and binding on the Guarantor, or the Guarantor so states in writing; or

      (h) the Guarantor is no longer the legal and beneficial owner, direct or indirect, of all of the outstanding capital stock of the Borrower, or any of such stock becomes subject to any Lien (other than a Lien in favor of the Bank);

      then, and in any such event, the Bank may, by notice to the Borrower, (i) declare the Term Commitment (if then outstanding) to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the Loans, all interest thereon and all other amounts payable under this Agreement and the other Credit Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party or any Subsidiary thereof under the Federal Bankruptcy Code (or the equivalent under the Governmental Rules of any other jurisdiction), (A) the Term Commitment (if then outstanding) shall automatically terminate, and (B) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                                    ARTICLE 7
                                  MISCELLANEOUS

      Section 7.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Term Note, or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same is in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      Section 7.2 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed (certified mail, return receipt requested), telecopied or delivered personally to the Borrower or the Bank, as applicable, at the address or telecopier number of such party set forth under its name on the signature pages hereof, or at such other address or telecopier number as designated by such party in a written notice to the other parties. All such notices and communications shall be deemed received (a) if personally delivered, upon delivery, (b) if sent by first-class mail, on the third Business Day following deposit into the mails, and (c) if sent by telecopier, on that Business Day if sent before 5 p.m.,

Pacific time, otherwise, on the Business Day following the sending of such notice or communication.

      Section 7.3 No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right under any Credit Document shall operate as a waiver thereof, and no single or partial exercise of any right under any Credit Document shall preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Credit Documents are cumulative and not exclusive of any remedies provided by law.

      Section 7.4 Costs and Expenses.

      (a) The Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, administration, modification and amendment of the Credit Documents and the other documents delivered hereunder, including the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities under the Credit Documents. The Borrower further agrees to pay on demand all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Credit Documents and the other documents delivered hereunder. Notwithstanding the foregoing, the Bank will use its best efforts to minimize its legal fees incurred in connection with documenting the transaction contemplated herein. The Bank will notify the Borrower in the event that the legal fees incurred in connection with this transaction exceeds $28,000, and both parties shall work in good faith in minimizing any cost exceeding this amount.

      (b) If, due to acceleration of the maturity of the Loans pursuant to
Section 6.1 or due to any other reason, the Bank receives any payment of principal of any Loan other than on the last day of an Interest Period for such Loan, or if the basis for determining the interest rate for any Loan is changed in accordance with the terms of this Agreement for any reason, then the Borrower will pay to the Bank on demand any amounts required to compensate the Bank for any losses, costs or expenses that it may incur as a result of such payment or change, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain any Loan.

      (c) In the event that the Borrower or its Subsidiaries is in default of the payment of insurance premiums, legal fees, property taxes or any other out-of-pocket expenses, the Bank may in its sole and absolute discretion pay such amounts and the Borrower agrees to reimburse the Bank for such amounts, together with interest on such amounts from the date that the Bank paid such amounts until the date on which such amounts are paid in full, payable on demand, at an interest per annum equal to the Prime Rate plus 5% per annum. In the event that the amount of such interest is less than $250, the Borrower will pay the Bank an administrative charge of $250 rather than the amount of such interest.

      Section 7.5 Right of Setoff. Upon the occurrence and during the continuation of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the

Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Term Note, irrespective of whether or not the Bank has made any demand under this Agreement or the Term Note and although such obligations may be unmatured; provided, however, that, before setting off pursuant to this section against any account that the Borrower may maintain with the Bank, the Bank shall give the Borrower at least 3 days' prior written notice of the same, and the Bank may prohibit withdrawals from such account unless and until such Event of Default is no longer continuing. The Bank agrees to notify the Borrower after any such setoff and application by the Bank; further provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Bank under this section are in addition to other rights and remedies (including other rights of setoff) that the Bank may have.

      Section 7.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank. The Bank may assign to any financial institution all or any part of, or any interest in, the Bank's rights and benefits under the Credit Documents, and to the extent of such assignment such assignee shall have the same rights and benefits against the Borrower as it would have had if it were the Bank hereunder.

      Section 7.7 Governing Law. THIS AGREEMENT AND THE TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REFERENCE TO THE CHOICE-OF-LAW PRINCIPLES THEREOF.

      Section 7.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

      Section 7.9 Waiver of Jury Trial. THE BORROWER AND THE BANK HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

                                        VIKO TECHNOLOGY, INC.

                                        By:           /s/ Inderjit Singh
                                               -------------------------------
                                        Name:  Inderjit Singh
                                        Title: Chairman of the Board

                                        1605A Mabury Road
                                        San Jose, California 95133
                                        Telecopier:         (408) 923-6640
                                        Attention:          Inderjit Singh

                                        THE DEVELOPMENT BANK OF SINGAPORE
                                        LTD., LOS ANGELES AGENCY

                                        By:    /s/ Chee Kien Ong
                                               -------------------------------
                                        Name:  Chee Kien Ong
                                        Title: General Manager

                                        445 South Figueroa Street, Suite 3550
                                        Los Angeles, California 90071
                                        Telecopier: (213) 627-0228
                                        Attention:  Chong Chai Tan

                                    TERM NOTE

U.S.$14,000,000                                   Dated as of September 24, 2002

      FOR VALUE RECEIVED, the undersigned, VIKO TECHNOLOGY, INC., a California corporation (the "Borrower"), hereby unconditionally promises to pay to the order of THE DEVELOPMENT BANK OF SINGAPORE LTD., LOS ANGELES AGENCY, a foreign banking corporation incorporated in Singapore (the "Bank"), in lawful money of the United States and in immediately available funds, the aggregate unpaid principal amount of all Term Loans made by the Bank to the undersigned pursuant to Section 2.1 of the Credit Agreement (as hereinafter defined), in amounts in accordance with, and subject to, the provisions of Section 2.3 of the Credit Agreement. Such payment shall be made for the account of the Bank at the office of the Bank, located at 445 South Figueroa Street, Suite 3550, Los Angeles, California 90071 or at such other office as the holder of this Term Note may notify the undersigned and as agreed to by the Bank. The undersigned further agrees to pay interest in like money at such office or such other office on the unpaid principal amount hereof from time to time at the rates per annum and on the dates specified in Section 2.4 of the Credit Agreement until paid in full (both before and after judgment to the extent permitted by law).

      This Term Note is the Term Note referred to in the Term Loan and Revolving Credit Agreement dated as of September 24, 2002 (as amended, supplemented, restated or otherwise modified from time to time, the "Credit Agreement"), between the undersigned and the Bank, is entitled to the benefits thereof and of the other Credit Documents and is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Credit Agreement for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby is made and is to be repaid. Capitalized terms used herein which are defined in the Credit Agreement shall have such meanings unless otherwise defined herein or unless the context otherwise requires.

      Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

      THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REFERENCE TO THE CHOICE-OF-LAW PRINCIPLES THEREOF.

      IN WITNESS WHEREOF, the undersigned has caused this Term Note to be duly executed and delivered by its proper and duly authorized officer as of the day and year first above written.

                                                    VIKO TECHNOLOGY, INC.

                                                    By: ________________________
                                                    Name: ______________________
                                                    Title: _____________________

                               SECURITY AGREEMENT

      This Security Agreement, dated as of September 24, 2002, is made by VIKO TECHNOLOGY, INC., a California corporation (the "Borrower"), in favor of THE DEVELOPMENT BANK OF SINGAPORE LTD., LOS ANGELES AGENCY, a foreign banking corporation incorporated in Singapore (the "Bank").

                                    Recitals

      A. The Borrower and the Bank have entered into a Term Loan and Revolving Credit Agreement dated as of September 24, 2002 (said Agreement, as it may hereafter be amended, restated or otherwise modified from time to time, herein called the "Credit Agreement"). Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined therein, and the rules of interpretation set forth in Sections 1.2 and 1.3 of the Credit Agreement are incorporated herein by reference. Terms defined in the California Uniform Commercial Code (the "Code") and not otherwise defined herein or in the Credit Agreement are used herein as defined in the Code.

      B. It is a condition precedent to the extension of credit by the Bank under the Credit Agreement that the Borrower grant the security interest contemplated by this Agreement. Accordingly, the Borrower hereby agrees as set forth below.

      Section 1. Grant of Security Interest. The Borrower hereby assigns and pledges to the Bank, and hereby grants to the Bank a security interest in, all of the Borrower's right, title and interest in and to the following, whether now owned or hereafter acquired, whether now or hereafter existing and wherever located (the "Collateral"):

            (a) all equipment in all of its forms (including all machinery, furniture, furnishings, trade fixtures, tools, appliances, boilers, turbines, generators, pipes, wires, cooling towers, pollution-control equipment, switches and other goods of any kind), and all accessions and additions thereto, parts and appurtenances thereof, substitutions therefor and replacements thereof (all such equipment, accessions, additions, parts, appurtenances, substitutions and replacements herein called the "Equipment");

            (b) all inventory in all of its forms (including (i) all goods in which the Borrower has an interest in mass or a joint or other interest or right of any kind (including goods in which the Borrower has an interest or right as consignee) and (ii) all goods that are returned to or repossessed by the Borrower), and all accessions to, products of and documents for any or all of the foregoing (any and all such inventory, accessions, products and documents herein called the "Inventory");

            (c) all accounts, chattel paper, instruments, letter-of-credit rights, payment intangibles and other obligations for the payment of money to the Borrower of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and all rights in and to all security agreements, leases and other contracts securing or otherwise relating to any such accounts, chattel paper, instruments, letter-of-credit rights, payment intangibles or other obligations (any and all such accounts, chattel paper, instruments, letter-of-credit rights, payment intangibles and other obligations herein called the "Receivables");

            (d) all investment property of any kind, all certificates and instruments representing or evidencing such investment property, and all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any investment property;

            (e)   all of the following (the "Account Collateral"):

                  (i) all deposit accounts, securities accounts and other accounts maintained at banks or other financial institutions (all such deposit accounts, securities accounts and other accounts herein called the "Bank Accounts"), all funds held in the Bank Accounts and all certificates and instruments, if any, from time to time representing or evidencing the Bank Accounts;

                  (ii) all notes, certificates of deposit, deposit accounts, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Bank for or on behalf of the Borrower in substitution for or in addition to any or all of the then existing Account Collateral; and

                  (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

            (f) to the extent not referred to above in this Section 1, all general intangibles, including the following: (i) inventions, designs, patents, patent applications, copyrights, copyright registrations, applications to register copyrights, licenses, trademarks (including service marks), trademark or service mark applications, trade names, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing, (ii) all contract rights and (iii) all tax refunds; and

            (g) all proceeds of any and all of the foregoing Collateral (including proceeds that constitute property of any type described above in this Section 1) and, to the extent not otherwise included, all (i) insurance proceeds and other payments under insurance (whether or not the Bank is the loss payee thereof) payable by reason of loss or damage to, or otherwise with respect to, the Collateral or any part thereof, (ii) payments under any indemnity, warranty or guaranty payable by reason of loss or damage to, or otherwise with respect to, the Collateral or any part thereof, (iii) eminent domain proceeds, (iv) books and records with respect to the Collateral or any part thereof and (v) cash.

      NOTWITHSTANDING (i) THAT THE BORROWER IS GRANTING A SECURITY INTEREST TO THE BANK PURSUANT TO THIS AGREEMENT AND (ii) THAT THIS AGREEMENT CONTAINS CERTAIN AGREEMENTS OF THE BORROWER TO PROVIDE INFORMATION TO THE BANK ON A REGULAR BASIS, TO MAKE CERTAIN PAYMENTS TO THE BANK AND TO TAKE OTHER ACTIONS THAT MAY BENEFIT THE BANK OR CONSTRAIN THE BORROWER, THE BORROWER ACKNOWLEDGES AND AGREES THAT (A) THE BANK HAS NO OBLIGATION WHATSOEVER TO AGREE TO MAKE REVOLVING LOANS AS DESCRIBED IN THE CREDIT AGREEMENT OR OTHERWISE AND (B) THE BANK HAS THE RIGHT, SHOULD IT EXTEND CREDIT TO THE BORROWER AT ANY TIME AS DESCRIBED IN THE CREDIT AGREEMENT OR OTHERWISE, TO DISCONTINUE THE MAKING OF REVOLVING LOANS TO THE BORROWER AT ANY TIME IN THE SOLE AND ABSOLUTE DISCRETION OF THE BANK.

      Section 2. Security for Obligations. The security interest granted by the Borrower pursuant to this Agreement secures the payment of all obligations of the Borrower now or hereafter existing under, in respect of or in connection with the following documents (the "Secured Documents"): (a) the Credit Agreement; (b) each other Credit Document to which the Borrower is or becomes a party; and (c) this Agreement (all such obligations herein called the "Secured Obligations").

      Section 3. Borrower Remains Liable. Notwithstanding anything herein to the contrary, (a) the Borrower shall remain liable under the contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Bank of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral, and
(c) the Bank shall not (i) have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or (ii) be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

      Section 4. Representations and Warranties. The Borrower represents and warrants to the Bank as set forth below.

            (a) All of the Equipment and Inventory is located at the address specified for the Borrower pursuant to Schedule 1. The Borrower keeps its originals of its records concerning the Collateral at the address specified for the Borrower pursuant to Schedule 1. The Borrower does not own any chattel paper or instruments.

            (b) The Borrower is the legal and beneficial owner of the Collateral, free and clear of any Lien other than Liens permitted by Section 5.7 of the Credit Agreement. No effective financing statement or other instrument similar in effect covering any or all of the Collateral is on file in any filing or recording office, except such as may have been filed or recorded: (i) in favor of the Bank relating to this Agreement, (ii) pursuant to any purchase-money liens entered into in the ordinary course of business and in accordance with the terms of the Credit Agreement, (iii) in favor of the Junior Creditor (as defined in the Subordination Agreement) and (iv) in favor of Comerica Bank-California. The financing statements in favor of Comerica Bank-California shall be terminated prior to or concurrently with the making of any Loan by the Bank. The Borrower has no trade name other than those listed in Schedule 1.

            (c) The Borrower has exclusive possession and control of the Equipment and the Inventory. None of the Inventory is evidenced by a document of title, warehouse receipt or similar document.

            (d)   The Borrower does not own any investment property.

            (e) The Borrower does not have any deposit accounts or securities accounts other than the accounts set forth in Schedule 2.

            (f) This Agreement, the filing of a UCC-1 financing statement with the California Secretary of State against the Borrower and in favor of the Bank, and the execution of Control Agreements with respect to the Bank Accounts create a valid and perfected first-priority security interest in the Collateral, subject only to Liens permitted by Section 5.7 of the Credit Agreement. All filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

            (g) Except for the filing of a UCC-1 financing statement against the Borrower and in favor of the Bank, no Governmental Action is required either
(i) for the grant by the Borrower of the security interest granted hereby or
(ii) for the perfection of or exercise by the Bank of its rights provided for in this Agreement or the remedies in respect of the Collateral provided pursuant to this Agreement.

      Section 5. Further Assurances.

            (a) The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Bank may reasonably request, in order to perfect and protect the security interest granted or purported to be granted hereby or to enable the Bank to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower will, if requested by the Bank,
(i) execute and file such financing statements or amendments thereto, and such other instruments or notices, as may be necessary, or as the Bank may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted hereby and (iii) cause one or more Control Agreements, in form and substance satisfactory to the Bank, to be executed by all parties necessary to establish "control" under the Code with respect to any or all deposit accounts or securities accounts of the Borrower, for the purpose of perfecting a security interest in such accounts.

            (b) The Borrower hereby authorizes the Bank to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Borrower where permitted by law. A copy of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

            (c) The Borrower will furnish to the Bank from time to time such statements and schedules further identifying and describing the Collateral, and such other reports in connection with such Collateral, as the Bank may reasonably request, all in reasonable detail.

      Section 6. As to Equipment and Inventory.

            (a) The Borrower will keep the Equipment and Inventory at the places therefor specified in Section 4(a) hereof.

            (b) The Borrower will cause the Equipment to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and in accordance with any applicable manufacturers' manuals, and will forthwith, or in the case of any loss or damage to any of the Equipment as quickly as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith as are necessary or desirable to such end. The Borrower will promptly furnish to the Bank a statement concerning any material loss or damage to the Equipment.

            (c) The Borrower will pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment and Inventory; provided, however, that the Borrower shall not be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

      Section 7. Place of Perfection; Collection of Receivables.

            (a) The Borrower will give the Bank at least 30 days' prior written notice of any change in the jurisdiction of its organization or in the location of the office where it keeps its records concerning the Collateral.

            (b) Except as otherwise provided in this Section 7(b), the Borrower will continue to collect, at its own expense, all amounts due or to become due to the Borrower under the Receivables. In connection with such collections, the Borrower may take (and, at the Bank's direction, will take) such action as the Borrower or the Bank may deem necessary or advisable to enforce collection of the Receivables; provided, however, that the Bank shall have the right at any time, upon the occurrence and during the continuation of a Default and upon written notice to the Borrower of its intention to do so, to notify the account debtors or obligors under any Receivables of the assignment of such Receivables to the Bank, to direct such account debtors or obligors to make payment of all amounts due or to become due to the Borrower thereunder directly to the Bank, to enforce collection of any such Receivables at the expense of the Borrower and to adjust, settle or compromise the amount or payment of any such Receivables, in the same manner and to the same extent as the Borrower might have done. After receipt by the

Borrower of the notice from the Bank referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including instruments) received by the Borrower in respect of the Receivables shall be received in trust for the benefit of the Bank hereunder, shall be segregated from other funds of the Borrower and shall be forthwith paid over to the Bank in the same form as so received (with any necessary endorsement) to be held as cash collateral and, if an Event of Default has occurred and is continuing, applied as provided in
Section 10(b), and (ii) the Borrower will not adjust, settle or compromise the amount or payment of any Receivable, release wholly or partly any account debtor or obligor thereunder, or allow any credit or discount thereon.

      Section 8. Bank Appointed Attorney-in-Fact. The Borrower hereby irrevocably appoints the Bank as the Borrower's attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time in the Bank's discretion at any time after the occurrence and during the continuation of a Default, to take any action and to execute any instrument that the Bank may deem necessary or advisable to accomplish the purposes of this Agreement, including the following:

            (a) to obtain and adjust insurance required to be paid to the Bank pursuant to Section 5.3 of the Credit Agreement;

            (b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due or to become due under or in respect of any of the Collateral;

            (c) to receive, endorse and collect any drafts or other instruments, documents or chattel paper in connection with clause (a) or (b) above; and

            (d) to file any claims, take any action and institute any proceedings that the Bank may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the rights of the Bank with respect to any of the Collateral.

The foregoing power of attorney is a power coupled with an interest and is therefore irrevocable without the written consent of the Bank.

      Section 9. Bank May Perform; Bank's Duties.

            (a) If the Borrower fails to perform any agreement thereof contained herein, the Bank may itself perform or cause performance of such agreement, and the expenses of the Bank incurred in connection therewith shall be payable by the Borrower under Section 11(b).

            (b) The powers conferred on the Bank under this Agreement are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Bank shall not have any duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Bank has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Bank shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that the Bank accords its own similar property.

      Section 10. Remedies. If any Event of Default occurs and is continuing, the provisions set forth below shall apply.

            (a) The Bank may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party on default under the Code (whether or not the Code applies to the affected Collateral) and may also
(i) require the Borrower to, and the Borrower hereby agrees that it will at its expense and upon request by the Bank forthwith, assemble all or part of the Collateral as directed by the Bank and make it available to the Bank at a place to be designated by the Bank that is reasonably convenient to both parties and
(ii) without notice except as provided below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Bank's offices or elsewhere, for cash, on credit or for future delivery and upon such other terms as are commercially reasonable. The Borrower agrees that, to the extent notice of sale is required by law, at least 10 days' notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Bank shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Bank may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

            (b) All payments received by the Bank under or in respect of the Collateral, and all cash proceeds received by the Bank in respect of any sale of, collection from or other realization upon all or any part of the Collateral may, in the discretion of the Bank, be held by the Bank as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Bank pursuant to Section 11) in whole or in part by the Bank for the ratable benefit of the Bank against, all or any part of the Secured Obligations in such order as the Bank may elect. Any surplus of such payments or cash proceeds held by the Bank and remaining after payment in full of the Secured Obligations shall be paid over to the Borrower or to whoever may be lawfully entitled to receive such surplus.

            (c) The Bank may exercise any and all rights and remedies of the Borrower under or in respect of the Collateral.

            (d) All payments received by the Borrower under or in respect of the Collateral shall be received in trust for the benefit of the Bank, shall be segregated from other funds of the Borrower and shall be forthwith paid over to the Bank in the same form as so received (with any necessary endorsement).

            (e) The Bank may, without notice to the Borrower except as required by law and at any time and from time to time, charge, set off and otherwise apply any or all of the Account Collateral against the Secured Obligations.

            (f) Notwithstanding any agreement to the contrary, the Bank agrees to provide at least 24 hours notice to the Guarantor prior to the Bank exercising its rights under any Control Agreement after an Event of Default has occurred.

      Section 11. Indemnity and Expenses.

            (a) The Borrower agrees to indemnify the Bank from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including enforcement of this Agreement), except claims, losses or liabilities resulting from the Bank's gross negligence or willful misconduct.

            (b) The Borrower will upon demand pay to the Bank the amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, that the Bank may incur in connection with (i) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (ii) the exercise or enforcement of any of the rights of the Bank hereunder or (iii) the failure by the Borrower to perform or observe any of the provisions hereof.

      Section 12. Amendments, Waivers, Etc.

            (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower herefrom, shall in any event be effective unless the same is in writing and signed by the Bank and, in the case of any amendment, the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            (b) The waiver (whether express or implied) by the Bank of any breach of the terms or conditions of this Agreement shall not prejudice any remedy of the Bank in respect of any continuing or other breach of the terms and conditions hereof and shall not be construed as a bar to any right or remedy that the Bank would otherwise have on any future occasion under this Agreement.

            (c) No failure to exercise or delay in exercising any right, power or privilege under this Agreement by the Bank shall operate as a waiver thereof or the exercise of any other right, power or privilege.

      Section 13. Addresses for Notices. All notices and other communications provided for hereunder shall be given in accordance with the provisions of, and with the effect provided in, Section 7.2 of the Credit Agreement.

      Section 14. Continuing Security Interest; Assignments under Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the Term Commitment has terminated and the Secured Obligations have been paid in full,
(b) be binding upon the Borrower and its successors and assigns and (c) inure, together with the rights and remedies of the Bank hereunder, to the benefit of the Bank and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), the Bank may assign or otherwise transfer any or all of its rights and obligations under the Credit Agreement to any other Person, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to the Bank herein or otherwise. Upon the termination of the Term Commitment and the payment in full of the Secured Obligations, the security interest granted hereby shall terminate, and all rights to the Collateral shall revert to the Borrower. Upon any such termination, the Bank will execute and deliver to the Borrower, at its expense, such documents as the Borrower may reasonably request to evidence such termination.

      Section 15. Headings. The section and subsection headings used in this Agreement have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Agreement.

      Section 16. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an originally executed counterpart of this Agreement.

                 [THIS SPACE HAS BEEN LEFT BLANK INTENTIONALLY.]

      Section 17. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REFERENCE TO THE CHOICE-OF-LAW PRINCIPLES THEREOF.

      The Borrower has caused this Agreement to be executed by its duly authorized representative as of the date first set forth above.

                                                   VIKO TECHNOLOGY, INC.

                                                   By:    /s/ Inderjit Singh
                                                       ------------------------
                                                   Name:  Inderjit Singh
                                                   Title: Chairman of the Board

                             SUBORDINATION AGREEMENT

            This SUBORDINATION AGREEMENT is made as of September 24, 2002 (this "Agreement") between THE DEVELOPMENT BANK OF SINGAPORE LTD., LOS ANGELES AGENCY ("Senior Creditor"), having an address at 445 South Figueroa Street, Suite 3550, Los Angeles, California 90071 and KUMAR PATEL IN HIS CAPACITY AS SELLERS' REPRESENTATIVE (as such term is defined in the Share Purchase Agreement dated December 18, 2001 (the "Share Purchase Agreement") by and between Infiniti Solutions Pte Limited, a Singapore limited liability company ("Infiniti") and the then shareholders of Viko Technology, Inc., a California corporation) (the "Junior Creditor").

            WHEREAS, Infiniti has executed the following: (a) Promissory Note dated December 18, 2001 made by Infiniti payable to the order of Junior Creditor in the original principal amount of Twelve Million and 00/100 Dollars ($12,000,000.00); and (b) Promissory Note dated December 18, 2001 made by Infiniti payable to the order of Junior Creditor in the original principal amount of Three Million and 00/100 Dollars ($3,000,000.00), as such amount may be adjusted pursuant to the terms of the note (the foregoing notes are collectively referred to as the "Notes");

            WHEREAS, the Notes are guaranteed by Viko Technology, Inc., a California corporation ("Borrower"), pursuant to the terms of that certain Guaranty dated December 18, 2001 (the "Guaranty") by Borrower in favor of Junior Creditor as set forth more fully in the Guaranty, and Borrower's obligations under the Guaranty are secured by the collateral set forth in that certain Security Agreement dated December 18, 2001 (the "Security Agreement") by Borrower in favor of Junior Creditor as set forth more fully in the Security Agreement (the Guaranty, the Security Agreement and the documents and instruments executed pursuant thereto are collectively referred to as the "Junior Creditor Documents"); all loans, advances, liabilities and obligations at any time owed by Borrower to Junior Creditor, now existing or hereafter arising, secured or unsecured, absolute or contingent, due or to become due, and whether direct or indirect or acquired by Junior Creditor by transfer, pledge, purchase, assignment or otherwise, including without limitation, the obligations evidenced by the Junior Creditor Documents, together with all principal, interest, fees, attorneys' fees and costs, charges, expenses, costs and interest accruing during a bankruptcy proceeding with respect to Borrower, notwithstanding any law to the contrary, are referred to as the "Junior Debt";

            WHEREAS, Senior Creditor has made and will make certain loans and credit accommodations to Borrower pursuant to the terms and conditions of that certain Term Loan and Revolving Credit Agreement dated as of September __, 2002 by and between Senior Creditor and Borrower (as amended from time to time such document, together with all instruments and documents executed in connection therewith, the "Senior Creditor Documents"); all loans, advances, liabilities and obligations at any time owed by Borrower to Senior Creditor, now existing or hereafter arising, secured or unsecured, absolute or contingent, due or to become due, and whether direct or indirect or acquired by Senior Creditor by transfer, pledge, purchase, assignment or otherwise, including without limitation, the obligations evidenced by the Senior Creditor Documents, together with all principal, interest, fees, attorneys' fees and costs, charges, expenses, costs and interest accruing during a bankruptcy proceeding with respect to Borrower, notwithstanding any law to the contrary, are referred to as the "Senior Debt";

            WHEREAS, Senior Creditor requires that Junior Creditor subordinate, and Junior Creditor has agreed to subordinate, the repayment of the Junior Debt and Junior Creditor's rights and remedies relating thereto under the Junior Creditor Documents to the payment and performance of the Senior Debt and Senior Creditor's rights and remedies relating thereto under the Senior Creditor Documents; and

            WHEREAS, Senior Creditor requires that Junior Creditor subordinate, and Junior Creditor has agreed to subordinate, Junior Creditor's security interest and lien on Borrower's property and assets to the security interest and lien of Senior Creditor in Borrower's property and assets, and to Senior Creditor's rights and remedies as a secured party related thereto.

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Senior Creditor and Junior Creditor agree as follows:

            1. No Third Party Beneficiaries. All understandings, agreements, representations and warranties contained hereby are solely for the benefit of the parties hereto and there are no other parties (including, without limitation, Borrower) who are intended to be benefited in any way by this Agreement.

            2. Outstanding Balance of Junior Debt. Junior Creditor represents and warrants that as of the date hereof, the aggregate principal amount of indebtedness due and owing from Infiniti and guaranteed by Borrower to Junior Creditor is Fifteen Million and 00/100 Dollars ($15,000,000.00) and such amount is evidenced by the Junior Creditor Documents. Other than the Junior Creditor Documents, there are no agreements or instruments between Junior Creditor and Borrower relating to the payment of the Junior Debt.

            3. Subordination of Junior Debt. Junior Creditor agrees that the payment of the principal of, interest on, and other amounts due and owing on the Junior Debt is and shall be expressly subordinate and junior in right of payment to the indefeasible payment and performance in full of the Senior Debt.

                  3.1 Payments in Trust for Senior Creditor. Any payments or distribution of assets of Borrower of any kind or character, whether in cash or property, received by Junior Creditor on account of the Junior Debt in violation of this Agreement, shall be held by Junior Creditor, in trust, for the benefit of Senior Creditor, and shall be delivered to Senior Creditor in kind, immediately upon receipt by Junior Creditor, for application to the Senior Debt until the Senior Debt is indefeasibly paid in full. Any proceeds of collateral, or proceeds thereof (whether or not identifiable), or payments from any guarantors received by Junior Creditor, on account of the Junior Debt, shall be paid to the Senior Creditor immediately upon receipt by Junior Creditor until the Senior Debt is paid in full.

                  3.2 Dissolution, Liquidation or Reorganization of Borrower. Upon the distribution of any of Borrower's assets, whether by reason of sale, reorganization, liquidation, dissolution, arrangement, bankruptcy, receivership, assignment for the benefit of creditors, foreclosure or otherwise, Senior Creditor shall be entitled to receive payment in full of the Senior Debt prior to the payment of all or any part of the Junior Debt.

            4. Priority of Liens. Notwithstanding the terms or provisions of any agreement or arrangement which either Senior Creditor or Junior Creditor may now or hereafter have with Borrower, or any rule of law, and irrespective of (a) the time, order or method of attachment or perfection of any security interest or the recordation or other filing in any public record of any financing statement or security agreement; or (b) the giving or failure to give notice of the acquisition or expected acquisition of purchase money security interests, the security interest granted to Senior Creditor by Borrower, whether or not perfected, or any other lien now or hereafter held by Senior Creditor are and shall remain senior to and have priority over any security interest now or hereafter granted by Borrower to Junior Creditor.

            5. Standstill Period. If (a) there is a Default or an Event of Default under the Senior Debt; or (b) if there is a Default (as defined in the Junior Creditor Documents) under the Junior Debt such that Junior Creditor then has the right to enforce rights against Borrower and Junior Creditor's collateral, then Junior Creditor shall not be entitled to declare the Junior Debt to be due and payable or take any action with respect to collateral in which its security interest is subordinate to that of Senior Creditor, whether by judicial or non-judicial foreclosure, notification to Borrower's account debtors, setoff or otherwise exercise any other remedy until the indefeasible payment in full of the Senior Debt.

                  5.1 Intervention. If Junior Creditor, in contravention of the terms of this Section 5, shall commence, prosecute or participate in any suit, action or proceeding against Borrower or initiate any foreclosure sale or proceeding or any other action to enforce its lien on any of Senior Creditor's collateral, then Borrower may interpose as a defense or plea the making of this Agreement, and the Senior Creditor may intervene and interpose such defense or plea in its name or in the name of Borrower. If the Junior Creditor, in contravention of the terms of this Agreement, shall attempt to enforce any remedies prohibited by this Agreement, then Senior Creditor or Borrower may, by virtue of this Agreement, restrain the enforcement thereof in the name of Senior Creditor or in the name of Borrower.

            6. No Lien on Real Property. Junior Creditor represents and warrants that it does not now have and it will not obtain, without Senior Creditor's prior written consent, a lien or security interest on, or in, the real property of Borrower.

            7. Covenants of Junior Creditor. Junior Creditor covenants and agrees that it shall not, except as provided in this Agreement, directly or indirectly:

                  7.1 exercise or enforce any right of acceleration, demand or set off against Borrower or the assets or property of Borrower, in each case in connection with the Junior Debt;

                  7.2 make any claim or commence or initiate any action, lawsuit, case or proceedings against Borrower in connection with the Junior Debt or join together with any creditor in any action, lawsuit, case or proceeding against Borrower in connection with the Junior Debt;

                  7.3 ask for, demand, take, accept, receive or take any action to obtain, any security interest or lien on the assets or property of Borrower or exercise any right of foreclosure or any right or remedy with respect to Borrower or the assets or property of Borrower;

                  7.4 contact any account debtors of Borrower in connection with the Junior Debt or otherwise seek payment from any obligor on any Collateral (as defined in the Senior Creditor Documents) in connection with the Junior Debt; or

                  7.5 take any other action that interferes with, is prejudicial to or inconsistent with Senior Creditor's rights and first priority secured lien with respect to the assets or property of Borrower including, without limitation, the taking of any action that will impede, interfere with, restrict, or restrain the exercise by Senior Creditor of its rights and remedies under the Senior Creditor Documents.

            8. Assignment of Senior Debt. Any person or entity whose loans or advances to Borrower hereafter are used to refinance and pay in full the Senior Debt shall be deemed for all purposes hereof to be the successor to Senior Creditor, and from and after the date of any such refinancing in satisfaction in full of the Senior Debt such person or entity shall be deemed a party hereto in the place and stead of Senior Creditor as if such person or entity had been the original signatory hereto, and all loans, advances, liabilities, covenants and duties at any time or times owed by Borrower to such person or entity, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, then existing or thereafter arising, including any renewals, extensions, modifications, or replacements of any of the foregoing, shall be deemed for all purposes hereunder to constitute and be Senior Debt. Junior Creditor shall execute and deliver such further documents and instruments and take such further action as may reasonably be requested by such successor to Senior Creditor to effect the purposes of this Agreement.

            9. Representations and Warranties of Junior Creditor. Junior Creditor represents, covenants and agrees that:

                  9.1 as of the date hereof, it is the sole owner and holder of the Junior Debt and that it has not sold or assigned any interest therein;

                  9.2 it has not granted any prior subordination with respect to the Junior Debt, except for a subordination agreement with Comerica Bank - California, in substantially the same form as this Agreement, which is expected to be terminated upon the retirement of the loans made to Borrower by Comerica Bank - California by the loans made under the Senior Credit Documents;

                  9.3 it does not have a security interest or lien on the property or assets of Borrower other than as set forth in the Junior Creditor Documents;

                  9.4 it will not, at any time while this Agreement is in effect, sell, transfer, pledge, assign, hypothecate or otherwise dispose of any or all of the Junior Debt to any entity other than one which agrees in a writing, reasonably satisfactory in form and substance to Senior Creditor, to become a party hereto and to succeed to the rights and to be bound by all of the obligations of Junior Creditor hereunder. In the case of any such disposition by Junior Creditor, it will notify Senior Creditor at least (15) fifteen days prior to the date of any of such intended disposition;

                  9.5 it will not grant, create, or incur any security interest, lien, charge, or other encumbrance whatsoever upon the Junior Debt;

                  9.6 it will not modify, amend, alter, change, substitute or extend any of the terms or provisions of the Junior Debt or any of the Junior Creditor Documents in any manner which would make Borrower's obligations thereunder more burdensome than as of the date hereof;

                  9.7 it will, at the request of Senior Creditor, release any lien and security interest it has on any Senior Creditor collateral to facilitate its transfer or sale so long as the proceeds thereof are applied against the Senior Debt and any excess is paid to Junior Creditor to be applied against the Junior Debt;

                  9.8 it waives any rights it may have to claim that the enforceability of this Agreement may be affected by any subsequent modification, release, extension, or other change, material or otherwise, in the Senior Debt; and

                  9.9 (a) it is the duly authorized agent of the Sellers (as defined in the Share Purchase Agreement) and has the full right, power and authority to enter into this Agreement on behalf of the Sellers and to legally bind the Sellers to the terms and conditions hereof and (b) when executed and delivered by the Junior Creditor on behalf of itself and as the agent for the Sellers, this Agreement shall constitute a valid and legally binding obligation of Junior Creditor and the Sellers, respectively, enforceable against such parties in accordance with its terms.

            10. Modification of Senior Debt. Senior Creditor may at any time, in Senior Creditor's discretion, renew or extend the time of payment of any portion of the Senior Debt, increase the amount of the Senior Debt, or waive or release any collateral which may be held therefor, and Senior Creditor may enter into such agreements with Borrower as Senior Creditor may deem desirable without notice to or further assent from the Junior Creditor and without in any way affecting Senior Creditor's rights hereunder to amend or modify the Senior Debt.

            11. Junior Creditor Claims. If Junior Creditor fails to diligently enforce any of its rights in any claims it may have against Borrower or its properties arising out of or relating to the Junior Debt ("Junior Creditor Claim"), in any bankruptcy, receivership or any other insolvency proceeding relative to Borrower or its properties, then Junior Creditor hereby: (a) assigns to Senior Creditor all of its rights in any Junior Creditor Claim, in any bankruptcy, receivership or any other insolvency proceeding relative to Borrower or its properties; and (b) irrevocably appoints Senior Creditor as Junior Creditor's true and lawful attorney, with full power of substitution, (which power is coupled with an interest and is irrevocable), for the use and benefit of Senior Creditor, without notice to Junior Creditor at Senior Creditor's option, to: (i) enforce Junior Creditor Claims whether in Senior Creditor's own name or in the name of Junior Creditor, by proof of debt, proof of claim, suit or otherwise; (ii) collect any assets of

Borrower distributed, divided or applied by way of dividend or payment, or any securities or the proceeds of any realization upon the same in respect of Junior Creditor Claims, and apply the same to the Senior Debt until the Senior Debt is paid in full in cash; and (iii) vote and exercise any and all rights in respect of Junior Creditor Claims including, without limitation, to accept or reject any plan of partial or complete liquidation, reorganization or arrangement.

            12. Waiver of Marshaling. Junior Creditor irrevocably waives any right to compel Senior Creditor to marshal assets of the Borrower, whether such rights arise under California Civil Code Sections 2899 and 3433 or otherwise.

            13. Term. The subordination and agreements set forth herein shall remain in full force and effect until Senior Creditor advises Junior Creditor that Borrower has indefeasibly paid in full in cash the Senior Debt and Senior Creditor has terminated its security interests in and to the collateral. The rights and obligations of Junior Creditor and Senior Creditor hereunder shall not be affected by any act or failure to act by Borrower (regardless of any knowledge Senior Creditor may have thereof) or the bankruptcy or insolvency of Borrower and shall be effective regardless of whether either Senior Creditor or Junior Creditor in the future seeks to rescind, amend, terminate or reform by litigation or otherwise their respective agreements with Borrower.

            14. Further Assurances. Each party hereto agrees to execute and deliver such additional instruments and documents and make such additional actions as the other party may reasonably request in order to carry out and evidence the terms of this Agreement.

            15. Attorneys' Fees. If either party seeks to enforce its rights hereunder, then the prevailing party shall have its reasonable attorneys' fees and expenses incurred in the enforcement of this Agreement (whether or not the result of litigation) paid by the other party. It shall be presumed (subject to rebuttal only by the introduction of competent evidence to the contrary) that the amount recoverable is the amount billed to the prevailing party by its counsel and that such amount will be reasonable if based on customary billing rates charged to such party by its counsel in similar matters.

            16. Venue and Jury Trial Waiver. Senior Creditor and Junior Creditor hereby submit to the exclusive jurisdiction of the state and Federal courts located in the County of Los Angeles, State of California. SENIOR CREDITOR AND JUNIOR CREDITOR EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

            17.   Miscellaneous.

                  17.1 Choice of Law. This Agreement shall be governed by and construed under the laws of the State of California.

                  17.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties.

                  17.3 Severability of Provisions. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

                  17.4 Amendments. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by all parties to this Agreement. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

                  17.5 Entire Agreement. This Agreement embodies the entire agreement and understanding among and between the parties hereto, and supersedes all prior or contemporaneous agreements and understandings between said parties, verbal or written, express or implied, relating to the subject matter hereof. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

                  17.6 Waiver. No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall impair any right, power, or remedy which Bank may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default hereunder; nor shall any waiver by Bank of any breach or default by Junior Creditor hereunder be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to Bank hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies which Bank would otherwise have. Any waiver, permit, consent or approval by Bank of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.

                  17.7 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party; provided; however, that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Subordination Agreement to be duly executed and delivered by their respective officers hereunto duly authorized as of the date first above written

      /s/ Kumar Patel
----------------------------------
Kumar Patel in his capacity as
Sellers' Representative

THE DEVELOPMENT BANK OF SINGAPORE LTD.,
LOS ANGELES AGENCY

      /s/ Chee Kien, Ong
----------------------------------
By:  Chee Kien, Ong
Its: General Manager

                          ACKNOWLEDGMENT AND AGREEMENT

            The undersigned duly authorized officer of Viko Technology, Inc., a California corporation, does hereby accept and acknowledge receipt of a copy of the foregoing Subordination Agreement, and agrees that (a) it will not pay any of the Junior Debt except as the foregoing Subordination Agreement provides; (b) it will be bound by all provisions of the foregoing Subordination Agreement (c) it shall immediately notify Junior Creditor of an event of default on the Senior Debt; and (d) that it will have no rights, remedies or priorities either directly or as a third party beneficiary by virtue of the Subordination Agreement.

            All capitalized terms used in this Acknowledgment and Agreement without definition shall have the same meanings as set forth in the foregoing Subordination Agreement.

            IN WITNESS WHEREOF, the undersigned has caused this Acknowledgment and Agreement to be duly executed as of the day and year first above written.

VIKO TECHNOLOGY, INC.

      /s/ Kumar Patel
----------------------------------
By: ------------------------------
Its: President

                                                                      DBS/G06/02

                                    GUARANTEE

1. In consideration of The Development Bank of Singapore Ltd., Los Angeles Agency, a foreign banking corporation incorporated in Singapore, with an office at 445 South Figueroa Street, Suite 3550, Los Angeles, California, 90071, United States of America, ("the Bank") agreeing to make available the loan facilities (the "Facilities") to Viko Technology, Inc., a company incorporated in California, United States of America and having its registered office at 1605A Mabury Road, San Jose, CA 95133 ("the Borrower") pursuant to the terms and conditions set out in a Term Loan and Revolving Credit Agreement dated as of 24 September, 2002 between the Borrower and the Bank (as such agreement may hereafter be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), we, Infiniti Solutions Pte Ltd, a company incorporated in Singapore and having a registered office at 5001 Beach Road, #07-24 Golden Mile Complex Singapore (199588) ("the Guarantor") HEREBY IRREVOCABLY AND UNCONDITIONALLY guarantees to pay and satisfy the Bank on demand as principal debtor and not merely as surety all sums of money which are now or shall from time to time and at any time hereafter be due or owing to the Bank by the Borrower under the Credit Agreement (the "Guaranteed Money", which expression shall include any part thereof). Terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement).

2.    The Guarantor shall:

      (a) maintain a consolidated gearing ratio not exceeding (i) 1.85 to 1.0 as of 31 December 2002 and 30 June 2003, (ii) 1.75 to 1.0 as of 31 December 2003 and 30 June 2004 and (iii) 1.50 to 1.0 as of 31 December 2004 and as of the end of any covenant testing period thereafter. The consolidated gearing ratio is defined as the ratio of (i) Consolidated Total Liability of the Guarantor and its Subsidiaries net of payables to (i.i) the former shareholders of the Borrower under the Share Purchase Agreement dated December 18, 2001 between the Guarantor and such shareholders and (i.ii) the existing shareholders of Automated Technology (Phil) Inc under the purchase consideration for the acquisition of the shares in Automated Technology (Phil) Inc when such acquisition takes place. to (ii) Consolidated Networth of the Guarantor and its Subsidiaries. Consolidated Networth shall include redeemable preference shares for periods up to 31 December 2005 only. The consolidated gearing covenant shall be tested on a semi-annual basis on every 30 June and 31 December until the Guaranteed Money has been fully paid or satisfied;

      (b) ensure that there is no significant change in the key management of the Guarantor until the Guaranteed Money has been fully paid or satisfied;

      (c) ensure that sufficient funds in new equity are raised by the Guarantor for the payment of the cash components under the purchase consideration of the Borrower and Automated Technology (Phil) Inc.;

      (d) ensure that any redemption of preference shares by the Guarantor shall not cause an event of default under the Borrower's credit facilities;

      (e) give the Bank or an Affiliate thereof at least ten Business Days to match offers of other financial institutions in connection with the future debt financing needs of the Guarantor and any Affiliate thereof;

      (f) give the Bank or an Affiliate thereof at least ten Business Days to match offers of other financial institutions in connection with the future fund raising needs of the Guarantor and any Affiliate thereof in equity markets where the Bank or an Affiliate has a strong presence;

      (g) ensure that it is the legal and beneficial owner, direct or indirect, of all of the outstanding capital stock of the Borrower;

      (h) notify the Bank immediately in the event that there is a threatened action or proceeding (other than those of a frivolous or vexatious nature or those disputed promptly in good faith and by appropriate proceedings) affecting the Guarantor or its Subsidiaries before any Governmental Person, arbitrator or referee that could reasonably be expected to materially and adversely affect the financial condition or operations of the Guarantor or any of its Subsidiaries;

      (i) file all income tax returns required to have been filed and pay all taxes, assessments, charges and other amounts due thereunder, except to the extent disputed by appropriate proceedings diligently pursued and to the extent that appropriate reserves are being maintained with respect to any amounts so disputed; and

      (j) not amend or alter its memorandum and articles of association relating to its borrowing powers and its principal business activities without the prior written consent of the Bank, such consent not to be unreasonably withheld.

3. This Guarantee shall not be considered as satisfied by any intermediate payment or satisfaction of the Guaranteed Money but shall be a continuing security and shall extend to cover all or any part of the Guaranteed Money which shall for the time being constitute the balance due or owing from the Borrower to the Bank upon any account or otherwise as aforesaid.

4. The Bank may at any time and without affecting its rights against the Guarantor determine enlarge or vary any credit to the Borrower, vary exchange abstain from perfecting or release any other securities held or to be held by the Bank for or on account of the Guaranteed Money, open a fresh account or accounts and/or continue with any account or accounts current or otherwise with or for the Borrower renew bills and promissory notes in any manner and compound with give time for payment, accept compositions from and make any other arrangements with the Borrower or any obligors on bills notes or other securities held or to be held by the Bank for and on behalf of the Borrower.

5. This Guarantee shall be in addition to and shall not be in any way prejudiced or affected by any collateral or other security now or hereafter held by the Bank for the Guaranteed Money nor shall such collateral or other security or any lien to which the Bank may be otherwise entitled or the liability of any person or persons not parties hereto for all or any part of the Guaranteed Money be in any way prejudiced or affected by this Guarantee. The Bank shall have full power at its discretion to give time for payment or to make any other arrangement with any such other person or persons without prejudice to this Guarantee or the Guarantor's liability hereunder. All monies received by the Bank from the Guarantor or the Borrower or any person or persons liable to pay the same may be applied by the Bank to any account or item of account or to any transaction which the same may be applicable.

6. No disposition assurance security or payment which may be avoided under any law relating to bankruptcy or under any provisions of the Singapore Companies Act (Cap 50) or any statutory modification thereof or under any other applicable laws or is otherwise avoided in any manner and no release settlement or discharge which may have been given or made on the faith of any such disposition assurance security or payment shall prejudice or affect the Bank's right to recover from the Guarantor monies to the full extent of this Guarantee as if such disposition assurance security payment release settlement or discharge had never been granted given or made.

7. All dividends compositions and monies received by the Bank from the Borrower or from any other company person or estate capable of being applied by the Bank in reduction of the indebtedness of the Borrower shall be regarded for all purposes as payments in gross and in the event of bankruptcy or winding up or any receiving order or other analogous order being made or any other analogous events occurring under any applicable laws in relation to the Borrower the Bank shall be entitled to prove in the bankruptcy winding up dissolution or liquidation of the Borrower in respect of the whole of the Borrower's indebtedness to the Bank and without any right of the Guarantor to be subrogated to the Bank in respect of any such proof until the Bank shall have received in the bankruptcy winding up or liquidation of the Borrower or from other sources one hundred (100) cents on the dollar.

8. Any payments by the Guarantor hereunder shall be made without any set-off or counterclaim and shall be free and clear of any taxes including withholding taxes, import or levies. If the Guarantor is required to make any payment hereunder subject to the deduction or withholding of tax, the Guarantor shall increase the sum payable by it to the extent necessary to ensure that, after making the required deduction or withholding, the Bank receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made. The Guarantor shall thereafter submit all tax receipts or such evidence of payment of tax to the Bank as soon as reasonably practicable. In the event that the Bank actually receives the benefit of a tax credit, allowance or refund resulting solely and directly from a deduction or withholding in respect of which the Guarantor has paid an additional amount under this Clause, the Bank shall reimburse to the Guarantor such part of that benefit as, will leave it (after such reimbursement) in a position which is no more and no less favourable than the position in which it would have been if such deduction, withholding, payment or liability had not been made or incurred.

9. If any goods and services tax ("GST" which expression includes any tax of a similar nature which may be substituted or levied in addition to it) whatsoever is now or hereafter chargeable by law on any payment hereunder, the Guarantor shall pay such GST in addition to all other sums payable hereunder or relating hereto and agrees to indemnify the Bank against the payment if the Bank is required by law to collect and make payment in respect of such GST. The Bank may debit the Guarantor's account(s) for such GST including default interest payable in the same manner as may be provided herein or in any agreement relating hereto for the Facilities and/or other charges or as the Bank may prescribe from time to time, notwithstanding such debiting may result in the Guarantor's account becoming overdrawn Provided that the Bank shall forthwith upon making such debit give notice thereof to the Guarantor.

10. The Bank may but is not bound to resort for the Bank's own benefit to any other means of payment at any time and in any order the Bank deems fit without thereby diminishing the Guarantor's liability hereunder and the Bank may exercise its rights under this Guarantee in force either for payment of the ultimate balance after resorting to other means of payment or for the balance due notwithstanding that other means of payment have not been resorted to and in the latter case without entitling the Guarantor to any benefit from such other means of payment so long as the Guaranteed Money remains owing and unpaid by the Borrower to the Bank and in addition the Bank may require payment by the Guarantor of its liability without taking any proceedings first to enforce such payment by the Borrower.

11. If any monies shall be paid by the Guarantor to the Bank under this Guarantee, the Guarantor shall not in respect of the amount so paid seek to enforce repayment or to exercise any other rights or legal remedies of whatsoever kind which may accrue howsoever to the Guarantor in respect of the amount so paid until the Guaranteed Money owing from the Borrower to the Bank has been fully paid to the Bank. The Guarantor will not prove in competition with the Bank for any monies owing by the Borrower to the Guarantor on any account whatsoever and/or in respect of any monies due or owing from the Borrower to the Bank but will give to the Bank the full benefit of any proof which the Guarantor may be able to make in the bankruptcy or winding up or liquidation of the Borrower or in any arrangement or composition with creditors until the Bank shall have received all monies guaranteed hereunder outstanding and remaining unpaid by the Borrower to the Bank.

12. Any indebtedness of the Borrower now or hereafter held by the Guarantor shall be fully subordinated to the indebtedness of the Borrower to the Bank under the Credit Agreement and such indebtedness of the Borrower to the Guarantor if the Bank so requires shall be collected enforced and received by the Guarantor and shall be paid over to the Bank on account of the indebtedness of the Borrower to the Bank but without reducing or affecting in any manner the liability of the Guarantor under this Guarantee until all the Guaranteed Money has been fully paid to the Bank.

13. The Guarantor agrees and acknowledges that the obligations and liabilities of the Guarantor hereunder shall be absolute and unconditional and in addition to the other provisions of this Guarantee, shall not be abrogated, prejudiced, affected or discharged:

      (a) by the Bank granting explicitly or by conduct or otherwise, whether directly or indirectly, to the Borrower, the Guarantor or any other person of any time, forbearance, concession, credit compounding, compromise, waiver, variation, renewal, release, discharge or other advantage or indulgence;

      (b) by the Bank failing neglecting or deciding not to recover the moneys hereby guaranteed or any part thereof by the realisation of any collateral or other security or in any manner otherwise or in the event of enforcement by the Bank of any collateral or other security or any remedy or otherwise, by any act, omission, negligence or other conduct or failure on the part of the Bank or any other person in connection therewith;

      (c) by any laches, acquiescence, delay, acts, omissions, mistakes on the part of the Bank or any other person;

      (d) by reason of any agreement, deed, mortgage, charge, debenture, guarantee indemnity or security held or taken at any time by the Bank or by reason of the same being void, voidable or unenforceable;

      (e) by any moratorium or other period staying or suspending by statute or order of any court or other authority all or any of the Bank's rights, remedies or recourse against the Borrower or the Guarantor;

      (f) by reason of any other dealing, matter or thing which, but for the provisions of this Clause, could or might operate to affect or discharge all or any part of the obligations and liabilities of the Guarantor hereunder; or

      (g) by the Bank asserting or failing to assert any right or remedy against the Borrower or doing or omitting to do any act in pursuance of any authority or permission contained in this Guarantee.

14. The Guarantor declares it has not taken and undertakes not to take directly or indirectly from the Borrower in respect of its liability and obligation hereunder any security of any nature whatsoever whereby the Guarantor or any person claiming under it might in the Borrower's bankruptcy or winding-up or liquidation increase the proofs in such bankruptcy or liquidation or diminish the property available for distribution to the Bank's detriment.

15. For the consideration aforesaid and as a separate and independent stipulation:

      (a) the Guarantor agrees that all sums of money which may not be recoverable from the Guarantor on the footing of a guarantee whether by reason of any legal limitation disability or incapacity including without limitation the bankruptcy or winding-up or liquidation or any other analogous events in relation to the Borrower under any other applicable laws or any other fact or circumstance whether known to the Bank or not shall nevertheless be recoverable from the Guarantor on demand as though the Guarantor was the sole and principal debtor;

      (b) the Guarantor irrevocably and unconditionally undertakes to indemnify the Bank on a full indemnity basis against all reasonable legal costs between solicitors and clients and other costs and disbursements incurred for or in connection with demanding and enforcing payment of all monies guaranteed hereunder or otherwise howsoever in enforcing this Guarantee and/or the covenants agreements undertakings stipulations terms and conditions of this Guarantee.

      (c) the Guarantor agrees to furnish and provide the Bank with and permits the Bank to obtain all such statements information explanation and data as the Bank may reasonably require from time to time regarding the operations and financial affairs of the Guarantor. The Guarantor hereby agrees and undertakes to furnish to the Bank (i) every fiscal quarter immediately after their issue, but in any case not later than 90 days after the end of each fiscal quarter, unaudited consolidated financial statements of the Guarantor for such quarter, including a balance sheet, income statement and cash flow statement and (ii) every year immediately after their issue, but in any case not later than 120 days after the close of its financial year, (A) the audited annual consolidated financial statements of the Guarantor, including a balance sheet, income statement and cash flow statement, audited by a firm of auditors approved by the Bank together with auditors' and directors' reports and (B) a copy of the annual return which the Guarantor is required by law to file with the Registrar of Companies.

16. A statement or certificate signed by the Manager Accountant or other officer of the Bank as to the monies and liabilities for the time being due to or incurred by the Bank (and setting out the computation and basis thereof) shall subject only to computational and/or clerical mistakes be final and conclusive and be binding on the Guarantor.

17.   This Guarantee shall continue to bind the Guarantor notwithstanding :

      (a) any change by amalgamation reconstruction or otherwise which may be made in the constitution of the company by which the business of the Bank may for the time being be carried on and shall be available to the company carrying on the business of the Bank for the time being; or

      (b) any winding-up (whether voluntary or compulsory) amalgamation or reconstruction of or affecting the Borrower or any defect informality or insufficiency of the Borrower's borrowing powers; or

      (c) any winding-up (whether voluntary or compulsory) amalgamation or reconstruction of or affecting the Guarantor.

18.   The Guarantor shall, immediately upon any occurrence of the following:

      (i) the giving of notice by the Guarantor to convene its general meeting for passing any resolution to wind up the Guarantor; or

      (ii) the filing of any application for placing the Guarantor under judicial management; or

      (iii) the filing of any petition for winding up the Guarantor.

      notify the Bank of the same.

      Where any such notification as aforesaid is given verbally by the Guarantor to the Bank, the Guarantor shall confirm it in writing within twenty-four (24) hours thereof.

19. The Guarantor shall not be discharged or released from this Guarantee by any alteration in the obligations covenants undertakings stipulations terms and conditions governing the Facilities ("the Terms"). The Bank may from time to time vary, or add to the Terms and this Guarantee shall extend and apply to the Terms varied or added to (notwithstanding such variations or additions may impose further liabilities or more onerous covenants undertakings or burdens on the Borrower) notwithstanding the Guarantor shall not have received notice or been made aware of or consented to such variations of or additions to the Terms Provided that the Bank shall forthwith upon effecting such variation or addition (as the case may be) give notice thereof to the Guarantor..

20. Any demand for payment of monies or any other demand or notice under this Guarantee may be made by any officer of the rank of Assistant Treasurer and above or any Secretary Manager Accountant Legal Officer or by any person or firm acting as solicitors for the Bank by a letter addressed to the Guarantor and sent by registered post or delivered to the address abovestated and a notice or demand so served shall be deemed to be served and received on the day it was so left or the 3rd day from the date it is posted (where the Guarantor's address is in Singapore) or 7 days after posting (where the Guarantor's address is outside Singapore), as the case may be.

21. The Guarantor may not determine or revoke this Guarantee unless the Bank receives notice of its intention to revoke this Guarantee and agrees in writing, and the Guarantor makes full provision for any other outstanding liabilities or obligations to the Bank of the Borrower's account guaranteed hereunder and not unless the Guaranteed Money is paid to the Bank in full.

22. In addition to any lien right of set-off or other right which the Bank may have the Bank shall be entitled at any time upon the Guarantor's failure to pay the Guaranteed Money or any part thereof pursuant to a declaration of an Event of Default pursuant to Clause 6.1 of the Credit Agreement and without prior notice to the Borrower or the Guarantor to combine or consolidate all or any of the accounts and liabilities of the Borrower or the Guarantor with or to the Bank anywhere whether in or outside Singapore or set-off or transfer any sums standing to the credit of one or more of such accounts in or towards satisfaction of any of the liabilities of the Borrower or the Guarantor to the Bank on any other accounts whether in or outside Singapore or in any other respect whether such liabilities be actual or contingent primary or collateral several or joint notwithstanding that the credit balances on such accounts and the liabilities on any other accounts may not be expressed in the same currency and the Bank is hereby authorised to effect any necessary conversions at the Bank's prevailing rate of exchange Provided that the Bank shall forthwith upon effecting such application or conversion (as the case may be) give notice thereof to the Guarantor.

23. In addition and without prejudice to any right or remedies of the Bank under this Guarantee or by law conferred upon the Bank, the Bank may from time to time and at any time upon the Guarantor's failure to pay the Guaranteed Money or any part thereof pursuant to a declaration of an Event of Default pursuant to Clause 6.1 of the Credit Agreement, debit to any account of the Guarantor with the Bank, whether the account be current or otherwise, all or any part of the Guaranteed Money and the sums so debited shall be deemed to be monies advanced by the Bank to the Guarantor on the Guarantor's account and payable on demand Provided that the Bank shall forthwith upon making such debit give notice thereof to the Guarantor.

24. In addition and without prejudice to any other rights of the Bank under the loan and security documents relating to the Facilities, if this Guarantee or any other security for the Facilities is terminated, or for any other reason which the Bank deems justifiable, the Bank may forthwith open a new or separate interest-bearing account ("the new account") for the Borrower in the Bank's books with a view to preserving the rights of the Bank to prove the whole of the moneys owing by the Borrower and if the Bank does not in fact open such new account it shall nevertheless be deemed to have done so at the time of such termination and as from and after the time that the new account was opened or so deemed to have been opened, all payments made by or on behalf of the Borrower shall (notwithstanding any legal or equitable rule of presumption to the contrary) be credited or deemed to have been credited to the new account and shall not go to reduce the amount owing by the Borrower to the Bank at the time the new account was opened or deemed to have been opened, unless the Bank expressly directs otherwise after all sums (actual or contingent) owing to the Bank under the new account have been paid and satisfied to the Bank in full or at any other time. For the avoidance of doubt, if a payment which would (but for this Clause) have been applied in the reduction of the Guaranteed Money is instead credited to a new account of the

      Borrower under this Clause, then for the purpose of calculating interest on the Guaranteed Money, the Guaranteed Money shall be deemed to have been reduced by the amount of that payment

25. In addition to the rights conferred by any applicable laws, the Guarantor consents to the Bank disclosing any information relating to this Guarantee where such disclosure may be required under any applicable law or regulation or by any governmental authority or body with whose requests the Bank is accustomed to or required to comply.

26.   (a)   Without prejudice to the other provisions of this Guarantee any amount received or recovered by the Bank in a currency other than the contractual currency whether as a result of or of the enforcement of a judgment or order of court or tribunal of any jurisdiction in the dissolution of the Borrower and/or the Guarantor or otherwise, shall only constitute a discharge to the extent of the amount in the contractual currency which the Bank is able in accordance with its usual practice to purchase with the amount so received or recovered in such other currency on the date of that receipt or recovery (or if it is not practicable to make that purchase on that date on the first date on which it is practicable to do so).

      (b) If that amount in the contractual currency is less than the amount in the contractual currency due to the Bank by the Borrower, the Guarantor shall indemnify the Bank against any loss sustained by the Bank as a result. In any event, the Guarantor shall indemnify the Bank against the cost of making any such purchase.

      (c) These indemnities constitute a separate and independent obligation from the other obligations in this Guarantee and shall give rise to a separate and independent cause of action.

27.   (a)   This Guarantee shall be governed by and construed in all respects in accordance with the laws of Singapore and shall be subject to the non-exclusive jurisdiction of the courts of Singapore. The Guarantor hereby agrees that where any actions or proceedings are initiated and taken in Singapore the Guarantor shall submit to the jurisdiction of the courts of Singapore. The service of any writ of summons or any legal process in respect of any action or proceeding hereunder may be effected on the Guarantor by forwarding a copy of the writ of summons and statement of claim or other legal process by registered post to the address of the Guarantor hereinbefore stated.

      (b) To the extent that the Guarantor may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent in any such jurisdiction there may be attributed to itself or its assets such immunity whether on grounds of sovereignty or otherwise (whether or not claimed), the Guarantor irrevocably agrees not to claim and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction. The Guarantor irrevocably agrees and undertakes that it and its assets are, and shall be subject to any proceedings attachment or execution in respect of its obligations under this Guarantee.

      (c) The Guarantor irrevocably consents in respect of any proceedings anywhere to the giving of any relief or the issue of any process in connection with those proceedings including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of the use or intended use) of any order or judgment which may be made or given in those proceedings.

28. The Guarantor may not assign its rights nor transfer its obligations or any part thereof under this Guarantee without the prior written consent of the Bank (such consent not to be unreasonably withheld). The Bank shall at its own cost be entitled to assign or transfer any part or all of its rights and or obligations under this Guarantee to any person in favour of whom it has assigned any part or all of its rights or transferred any part or all of its obligations under the Term Loan and Revolving Credit Agreement.

29. In the event that the Guarantor or its Subsidiaries is in default of the payment of insurance premiums, legal fees, property taxes or any other out-of-pocket expenses, the Bank may in its sole and absolute discretion pay such amounts and the Guarantor agrees to reimburse the Bank for such amounts, together with interest on such amounts from the date that the Bank paid such amounts until the date on which such amounts are paid in full, payable on demand, at an interest per annum equal to the Prime Rate plus 5% per annum. In the event that the amount of such interest is less than $250, the Guarantor will pay the Bank an administrative charge of $250 rather than the amount of such interest Provided that the Bank shall notify the Guarantor of the amount payable by the Guarantor under this Clause and shall in such notification set out the computation and basis of such amount.

30.   In this Guarantee where the context so admits :

      (a) words importing the singular number include the plural number and vice versa;

      (b) words importing the masculine gender include the feminine or neuter gender;

      (c) the expression "the Guarantor" includes the personal representatives and successors-in-title of the Guarantor;

      (d) the expression "the Bank" and "the Borrower" include their respective successors and assigns; and

      (e) the word "person" includes any company or association or body of persons, corporate or unincorporated.

31. Third Party Rights. The Contracts (Rights of Third Parties) Act (Chap 53B) shall not apply to this Guarantee and no person not party to this Guarantee shall have or acquire any right to enforce any term of it pursuant to that Act. This Clause shall not affect any right or remedy of any third party which exists or is available otherwise than by reason of that Act and shall prevail over any other provision of this Guarantee which is inconsistent with it.

IN WITNESS WHEREOF the Guarantor has hereunto affixed its Common Seal on the 27 day of September 2002.

The Common Seal of                    )
Infiniti Solutions Pte Ltd            )              /s/ Inderjit Singh
was hereunto affixed                  )
in the presence of                    )

                                                     - Director

                                                     /s/ Kong Kah Chin

                                                     - Secretary

      I, Tan Shu Fern , a Notary Public of the Supreme Court of the Republic of Singapore practising in the Republic of Singapore hereby certify that on the 27 day of September 2002 the Common Seal of Infiniti Solutions Pte Ltd was duly affixed to the within written instrument at Singapore in my presence in accordance with the regulations of the said company (which regulations have been produced and shown to me).

      Witness my hand this 27 day of September 2002. /s/ Tan Shu Fern, Advocate and Solicitor, Singapore

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